EX-10.74.01

MASTER LEASE AGREEMENT

Between

BV HOLDING-LTC, INC.,
as Lessor

and

EMERITUS CORPORATION,
as Lessee

Dated: November 18, 2008

Laurel Springs Assisted Living Facility, 8100 Westwold Drive, Bakersfield, California

Summerfield House, 1111 Ulatis Drive, Vacaville, California

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (this “Lease”) is made effective as of November 18, 2008, by and between BV Holding-LTC, Inc., a Delaware corporation (“Lessor”), and Emeritus Corporation, a Washington corporation (“Lessee”), subject to the terms, conditions and contingencies set forth below.

RECITALS

WHEREAS, Lessor owns or leases certain real property and improvements (as more particularly defined below, “Properties”), and desires to lease them to Lessee pursuant to the terms and conditions of this Lease; and

WHEREAS, it is the parties’ intention to set forth their respective covenants and obligations in a single agreement, not merely as a matter of convenience, but because the leasing of both Properties as an inseparable unit is a special and essential inducement to Lessor to enter into this transaction, and but for the leasing of both Properties together as an inseparable whole, Lessor would not have entered into this Lease; and

WHEREAS, the parties agree and acknowledge that the amount set forth as Minimum Rent (defined below) is calculated on the basis of leasing both Properties together as a single, inseparable group and is non-allocable among the two Properties, and that it would be impossible to allocate to either Facility a divisible portion of the Minimum Rent; and

WHEREAS, the parties agree and acknowledge and are forever estopped from asserting to the contrary that if, notwithstanding the provisions of these Recitals, this Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other applicable laws to constitute multiple leases demising multiple properties, such multiple leases could not, by the debtor, trustee, or any other party, be selectively or individually assumed, rejected or assigned; and

WHEREAS, it is the parties’ intention and understanding that nothing in this Lease, including any rights of Lessor to inspect the Leased Property (defined below) or gain access to any of Lessee’s information, shall constitute or be deemed to constitute a duty on the part of Lessor to provide for the safety and well being of any resident of the Leased Property, which shall be the sole and exclusive responsibility of Lessee.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, it is agreed as follows:

Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee, and Lessee rents or hires from Lessor, all of Lessor’s right, title and interest in the following (the “Leased Property”):

The real property particularly described in Exhibit “A” (the “Land”);

The buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and offsite), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land, including without limitation the Facilities (as defined below) (collectively, the “Leased Improvements”);

The easements, rights and appurtenances relating to the Land and the Leased Improvements;

The permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, or permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Lessee's Personal Property as defined in Article II below (collectively the “Fixtures”); and

All furniture, furnishings, equipment, trade fixtures or other personal tangible and intangible property including all components thereof, owned by Lessor and now and hereafter located in, on or used in connection with the Leased Improvements, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Lessee's Personal Property as defined in Article II below.

Except with respect to the representations, warranties and covenants of Lessor set forth herein, the Leased Property is demised subject to all covenants, conditions, restrictions, easements and all other matters affecting title, whether or not of record, the conditions and limitations expressly set forth herein, and any and all matters created by or known to Lessee.

Term.  The initial term of the Lease (the “Initial Term”) shall be a period of ten (10) years, commencing on the date (the “Commencement Date”) upon which Lessee is able to secure operating licenses in its own name for both of the Facilities.  If the foregoing condition (the “Licensure Condition”) has not been satisfied by December 1, 2008 or in the event that Lessor fails to secure the approval of its Lender on or before November 30, 2008 (the “Lessor’s Lender Condition”) or Lessee fails to secure the approval of its Board of Directors on or before November 13, 2008 (the “Lessee’s Board Condition” and together with the Licensure Condition and the Lessor’s Lender Condition, the “Conditions Precedent”), this Lease shall terminate and be of no further force or effect and the parties hereto shall have no further obligations to the other under this Lease.  The Initial Term, plus all validly exercised options to extend, if any, shall be referred to herein as the “Term.”

2.           Definitions. For all purposes of this Lease, except as otherwise expressly provided, (i) the terms defined in this Article II have the meanings assigned to them in this Article II and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles at the time applicable, and (iii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

Additional Charges.  As defined in Article III.

Affiliate.  When used with respect to any corporation, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests. For the purposes of this definition, “person” shall mean any natural person, trust, partnership, corporation, joint venture or other legal entity and shall exclude Daniel R. Baty and any related entities.

Base Gross Revenues.  The amount of Twenty Three Million Eight Hundred Eighty Two Thousand Seven Hundred Eighteen and no/100 Dollars ($23,882,718.00).

Business Day.  Each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which national banks in the City of Los Angeles, California, are authorized, or obligated, by law or executive order, to close.

Change of Control.  As defined in Article XVIII below.

Code.  The Internal Revenue Code of 1986, as amended.

Daniel R. Baty’s Affiliates.  When used with respect to Daniel R. Baty, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with Daniel Baty.  For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests. For the purposes of this definition, “person” shall mean any natural person, trust, partnership, corporation, joint venture or other legal entity.

Default Interest.  As defined in Section 3.6 below.

Encumbrance. As defined in Article XXXIII.

Event of Default.  As defined in Article XVI.

Extended Term.  As defined in Section 34.1.

Facilities.  Collectively, the two (2) assisted living facilities located at the following common addresses: (i) 8100 Westwold Drive, Bakersfield, Kern County, California, and (ii) 1111 Ulatis Drive, Vacaville, Solano County, California.

Facility.  As the context requires, any one of the Facilities.

Fiscal Year.  The twelve (12) month period from January 1 through December 31 of the same calendar year (as prorated for any partial Fiscal Year during the Term).

Fixtures.  As defined in Article 1.

Gross Revenues.  With respect to each Facility, all revenues received or receivable from or by reason of the operation of such Facility or any other use of the Leased Property of such Facility, including all revenues received or receivable for the use of or otherwise attributable to units, rooms, beds and other facilities provided, meals served, services performed (including ancillary services), space or facilities subleased or goods sold on or from the Leased Property; provided, however, that Gross Revenues shall not include:

(i)           bad debt in accordance with GAAP;

(ii)           non-operating revenues such as interest income or income from the sale of assets not sold in the ordinary course of business; and

(iii)           federal, state or local excise taxes and any tax based upon or measured by such revenues, where any such federal, state or local excise tax is added to or made a part of the amount billed to the patient or other recipient of such services or goods, whether included in the billing or stated separately.

Gross Revenues shall not include the Gross Revenues generated from the operations conducted on or from such subleased, licensed or other used or occupied portion of the Leased Property but shall include the rent received or receivable by Lessee from or under an agreement with such subtenant or licensee.

Impositions.  Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or its business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental or public charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon due to any failure in payment by Lessee), and all increases in all the above from any cause whatsoever, including reassessment, which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (a) Lessor's interest in the Leased Property, (b) the Leased Property or any part thereof, or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Lessee.  Provided, however, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor, or (2) any transfer, or net revenue tax of Lessor, or (3) any income or capital gain tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts, transaction, privilege, rent or similar taxes as the same relate to or are imposed upon Lessor, whether or not such taxes are related to the Leased Property.

Incremental Gross Revenues.  The positive amount, if any, by which the Gross Revenues for the Facilities, taken as a whole, during the first three Lease Years exceeds the Base Gross Revenues.

Insurance Requirements.  All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

John Hancock Loan Documents.  As defined in Section 36.24 below.

Land.  As defined in Article I.

Lease.  As defined in the Preamble.

Lease Rate.  Lease Rate shall mean eight and one-half percent (8.5%) in the first Lease Year, and will be increased at the rate of three percent (3%) on each one-year anniversary of the Commencement Date.

Lease Year.  A twelve (12) month period commencing each December 1 and ending each November 30.

Leased Improvements.  As defined in Article I.

Leased Property.  As defined in Article I.

Legal Requirements.  All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property, or (ii) in any way affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments (whether or not of record) or otherwise known to Lessee, at any time in force affecting the Leased Property.

Lessee.  As defined in the Preamble.

Lessee's Personal Property. All machinery, equipment, furniture, furnishings, movable walls or partitions, computers or trade fixtures or other personal property, and consumable inventory/and supplies, used in Lessee's business on the Leased Property, including without limitation, all items of furniture, furnishings, equipment, supplies and inventory, but expressly excluding (i) items included within the definition of Fixtures; and (ii) personal property described in Section 1.1(v), above; and (iii) all intangible personal property and all intellectual property, including trademarks and other proprietary marks.

Lessor.  As defined in the Preamble.

Lessor’s Investment. Lessor’s Investment for each Leased Property shall mean:

(i)           Twelve Million Six Thousand and no/100 Dollars ($12,006,000.00) as it relates to the Leased Property located in Bakersfield, plus any Capital Allowance advanced for any Renovation Project at this Leased Property and any other amount that, in accordance with any other term or provision of this Lease, is to be added to Lessor’s Investment.

(ii)           Eleven Million Six Hundred Fifty Three Thousand and no/100 Dollars ($11,653,000.00) as it relates to the Leased Property located in Vacaville, plus any Capital Allowance advanced for any Renovation Project at this Leased Property and any other amount that, in accordance with any other term or provision of this Lease, is to be added to Lessor’s Investment.

Minimum Rent.  As defined in Section 3.1.

Notice.  A notice given pursuant to Article XXXII

Occupancy Information.  As defined in Section 25.1.3(b).

Overdue Rate.  On any date, a rate equal to the Prime Rate (defined below), plus two percent (2%); provided, however, that it is the intent of Lessor and Lessee that the Overdue Rate (and all other interest rates provided for hereunder) be in strict compliance with applicable usury laws of the State of California, and that in the event the Overdue Rate (or other interest rate provided for hereunder) shall be deemed to exceed that permitted to be charged by the laws of the State of California, any and all excess sums collected by Lessor shall be credited against the Rent payable under this Lease or if there is no Rent due, promptly refunded to Lessee.

Payment Date.  Any due date for the payment of the installments of Minimum Rent.

Periodic Operating Statements.  As defined in Section 25.1.3(a).

Primary Intended Use.  As defined in Section 7.2.2.

Prime Rate.  On any date, a rate equal to the annual rate on such date announced by Citibank, N.A. to be its prime rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing or, if not available, such other rate as may be published by The Wall Street Journal as the prime rate in its listing of “Money Rates.”

Prior Operator. With respect to the Facility located in Bakersfield, California shall mean Laurel Springs Assisted Living, LLC and with respect to the Facility located in Vacaville, California shall mean Summerfield House Assisted Living, LLC.

Property Mortgage.  As defined in Section 13.1.

Property Mortgagee.  As defined in Section 13.1.

Rent.  Any monetary obligations owing under this Lease, including, without limitation, Minimum Rent and Additional Charges.

Required Bed/Unit Count.  As defined in Section 7.2.2.

Security Deposit.  As defined in Article XXXV.

Security Interest.  As defined in Section 3.7.

Term.  As defined in Section 1.2 above.

Unsuitable for its Primary Intended Use.  A state or condition of any Facility such that by reason of damage or destruction, or a partial taking by Condemnation in the good faith judgment of Lessor and Lessee, reasonably exercised, such Facility cannot be operated on a commercially practicable basis for its Primary Intended Use taking into account, among other relevant factors, the number of usable beds affected by such damage or destruction or partial Condemnation.

Unavoidable Delays.  Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto.

The above does not include all the definitions to be used in this Lease.  Various definitions are included in the Sections below.

Minimum Rent.  Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts by wire transfer only to c/o Harris Trust and Savings Bank, at ABA 071000288, Account Number 317-4554, OBI – LTC Properties, Inc., or at such other place or to such other person, firms or corporations as Lessor from time to time may designate in a Notice, Rent, during the Term, as follows:

(a)           Minimum Rent During the Initial Term.  The initial annual “Minimum Rent” payable hereunder shall be One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00), payable in advance in equal monthly installments of One Hundred Fifty Thousand and no/100 Dollars ($150,000.00), plus all increases in the Minimum Rent as provided in Section 3.1(b) below, which shall be payable on the first (1st) calendar day of each calendar month of the Term; provided, however, that if the first (1st) calendar day is not a Business Day, Minimum Rent shall be payable on the first (1st) Business Day which follows the first (1st) calendar day of the month.  If necessary, Minimum Rent shall be prorated for any partial month at the beginning or end of the Term.

(b)           Escalation of Minimum Rent for Capital Allowance.  There shall be no adjustment to the Minimum Rent for any advances of the Tranche One Capital Allowance (as defined in Section 9.1.4).  Any advances of the Tranche Two Capital Allowance shall result in increases in the Minimum Rent on the first day of each month immediately following each advance by the amount disbursed multiplied by eight and one-half percent (8.5%).“”  Lessor and Lessee hereby agree that the parties will enter into an amendment to this Lease upon the earlier to occur of (i) the final funding of the Tranche Two Capital Allowance, or (ii) the Renovation Deadline to affirm the revised Minimum Rent if there are any disbursement of the Tranche Two Capital Allowance.

(c)           Extended Terms.  The Minimum Rent during the Extended Terms shall be as stated in Article XXXIV.

(d)           Annual Escalation of Minimum Rent.  Commencing on the one-year anniversary of the Commencement Date (if the Commencement Date is the first (1st) day of a calendar month, or, if not, on the first (1st) day of the first (1st) full month following the Commencement Date), the Minimum Rent shall increase to an annual amount of Two Million One Hundred Thousand and No/100 Dollars ($2,100,000.00), payable in advance in equal monthly installments of One Hundred Seventy Five Thousand and no/100 Dollars ($175,000.00), plus all increases in the Minimum Rent as provided in Section 3.1(b) above.  Commencing on the two-year anniversary of the Commencement Date (if the Commencement Date is the first (1st) day of a calendar month, or, if not, on the first (1st) day of the first (1st) full month following the Commencement Date), the Minimum Rent shall increase to an annual amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), payable in advance in equal monthly installments of Two Hundred Eight Thousand Three Hundred Thirty Three and 33/100 Dollars ($208,333.33), plus all increases in the Minimum Rent as provided in Section 3.1(b) above.  A one time payment in an amount equal to five percent (5%) of the Incremental Gross Revenues shall be due and payable within forty five (45) days after the end of the third Lease Year.

(e)           Commencing on the third-year anniversary of the Commencement Date (if the Commencement Date is the first (1st) day of a calendar month, or, if not, on the first (1st) day of the first (1st) full month following the Commencement Date), and repeating on each subsequent one-year anniversary thereof during the Term (including any Extended Term) (each, an “Adjustment Date”), the Minimum Rent, shall increase by three percent (3%) over the Minimum Rent for the immediately preceding year (which on the third-year anniversary, shall include the one time payment identified above in Section 3.1(d)).

(f)           Each month, payments of Minimum Rent shall be delivered to Lessor by Lessee in a single payment by wire transfer.

Additional Charges.  In addition to Minimum Rent, (1) Lessee, subject to its rights under Article XII, will also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease, including but not limited to those set forth in Articles IX and XIII, below, and (2) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (1) above, Lessee will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (1) and (2) above being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of nonpayment of the Additional Charges.  If any elements of Additional Charges are not paid within seven (7) days after due (after taking into account applicable time periods during which Lessee may contest the Additional Charges under Article XII) and Lessor pays any such amount (which Lessor shall have the right, but not the obligation to do), then, in addition to Lessor’s other rights and remedies, Lessee will pay Lessor on demand, as Additional Charges, interest on such unpaid Additional Charges computed at the Overdue Rate from the due date of such installment to the date of Lessee’s payment thereof.  To the extent that Lessee pays any Additional Charges directly to Lessor (as opposed to the applicable third party payee) pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due, and within ten (10) business days after its receipt, Lessor shall remit such payment(s) to the entity to which such payment(s) is due.

Net Lease.  Notwithstanding any provisions in this Lease to the contrary (except with respect to Lessee’s rights set forth in Article V), Minimum Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Minimum Rent throughout the Term, all as more fully set forth in Articles IV, IX and XIII, and other provisions of this Lease.

Non-Allocable Minimum Rent.  Notwithstanding any language contained in this Lease to the contrary, the parties agree and acknowledge that the amount set forth as Minimum Rent is calculated on the basis of leasing the Leased Property together as a single, inseparable group and is non-allocable among the Leased Property. Further notwithstanding any language contained in this Lease to the contrary, the parties further agree and acknowledge that it would be impossible to allocate to any Leased Property a divisible portion of the Minimum Rent. Further notwithstanding any language contained in this Lease to the contrary, Lessee agrees and acknowledges that the leasing of the Leased Property as an inseparable whole was accepted by Lessor as a special and essential inducement to enter into this transaction, and but for Lessee’s agreement to lease the Leased Property as an inseparable whole, Lessor would not have entered into this Lease.

Late Charge.  LESSEE HEREBY ACKNOWLEDGES THAT LATE PAYMENT BY LESSEE TO LESSOR OF RENT (INCLUDING WITHOUT LIMITATION MINIMUM RENT) WILL CAUSE LESSOR TO INCUR COSTS NOT CONTEMPLATED BY THIS LEASE, THE EXACT AMOUNT OF WHICH WILL BE EXTREMELY DIFFICULT TO ASCERTAIN.  SUCH COSTS INCLUDE, BUT ARE NOT LIMITED TO, PROCESSING AND ACCOUNTING CHARGES.  ACCORDINGLY, IF ANY INSTALLMENT OF RENT SHALL NOT BE RECEIVED BY LESSOR WITHIN FIVE (5) DAYS AFTER SUCH AMOUNT SHALL BE DUE, THEN WITHOUT ANY REQUIREMENT FOR NOTICE TO LESSEE, LESSEE SHALL PAY TO LESSOR A LATE CHARGE EQUAL TO FIVE PERCENT (5%) OF SUCH OVERDUE AMOUNT.  THE PARTIES HEREBY AGREE THAT SUCH LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS LESSOR WILL INCUR BY REASON OF LATE PAYMENT BY LESSEE.  ACCEPTANCE OF SUCH LATE CHARGE BY LESSOR SHALL IN NO EVENT CONSTITUTE A WAIVER OF LESSEE’S DEFAULT OR BREACH WITH RESPECT TO ANY UNPAID OVERDUE AMOUNTS, NOR PREVENT LESSOR FROM EXERCISING ANY OF THE OTHER RIGHTS AND REMEDIES GRANTED UNDER THIS LEASE, AT LAW OR IN EQUITY.  NOTWITHSTANDING THE FOREGOING, HOWEVER, THE ABOVE-REFERENCED LATE CHARGE SHALL NOT BE IMPOSED ON ADDITIONAL CHARGES SO LONG AS LESSEE IS CONTESTING SUCH ADDITIONAL CHARGES IN ACCORDANCE WITH ARTICLE XII BELOW.

INITIAL:                                Lessor                       /s/ CM                                Lessee_/s/ EM__

Default Interest. Rent not paid on or before five (5) days after the due date shall bear interest at the Overdue Rate from the due date until paid, or if this rate is now or becomes at any time unlawful in the State of California, then the maximum rate permitted by law.

Security Interest.  Lessee hereby grants to Lessor a lien and security interest on all of Lessee’s Personal Property now or hereafter placed in or upon the Leased Property, together with all income, rents, revenues, accounts receivable, and other income of every kind and nature derived from the operation of the Facilities, and all proceeds thereof, all of which shall be and remain subject to such lien and security interest of Lessor for payment of all Rent and other sums agreed to be paid by Lessee herein and the performance of all of Lessee’s obligations hereunder.  Provided, however, Lessor shall not have a lien which would be superior to a lien from a lending institution, supplier or leasing company, if such lending institution, supplier or leasing company has a security interest in the equipment, furniture or other tangible personal property and which security interest has its origin in a transaction whereby Lessee originally acquired such equipment, furniture or other tangible personal property; provided, however, that said liens secure, in the aggregate, obligations of Lessee not in excess of One Thousand Five Hundred and No/100 Dollars ($1,500.00) per month.  The provisions of this paragraph relating to such lien and security interest shall constitute a security agreement under and subject to the Uniform Commercial Code of the state(s) in which Lessee’s Personal Property is located.  The foregoing security interest shall also apply to all accounts receivable and other income, from whatever source, of or relating to Lessee’s operation of the Leased Property in accordance with its Primary Intended Use.  Lessee shall, upon request, execute and deliver to Lessor any additional instruments, documents, agreements, etc. deemed by Lessor to be necessary or prudent in order to perfect or otherwise evidence and provide notice of the foregoing security interest, including, without limitation, a Security Agreement in Lessor’s standard form, and a UCC-1 Financing Statement.

Payment of Impositions.

(a)           Subject to this Section 4.1(a) and Section 4.1(b) and Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions which relate to any period within the Term, before any fine, penalty, interest or cost may be added for non-payment (or earlier if required by any taxing authority), such payments to be made directly to the taxing authorities where feasible, and will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments.  Lessee’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof.  If any Imposition may, at the option of the taxpayer, lawfully (without penalty) be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments during the Term hereof (subject to Lessee’s right of contest pursuant to the provisions of Article XII) as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto.  Lessee, at its expense, shall, to the extent required or permitted by Legal Requirements, prepare and file all tax returns and reports in respect of any Imposition as may be required by governmental authorities. Any refund due from any taxing authority in respect of any Imposition shall be paid over to or retained by Lessee provided no Event of Default then exists, but if an Event of Default has occurred and is continuing, such refund shall be paid over to Lessor, and Lessee hereby authorizes Lessor to accept any such refunds directly, and hereby authorizes any such taxing authority to pay such amounts directly to Lessor upon receipt of written instructions to do so together with a statement by Lessor that an Event of Default has occurred and is continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file personal property tax returns in such jurisdictions where required. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. Lessee may, upon notice to Lessor, at Lessee's option and at Lessee's sole cost and expense, protest, appeal or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee's expenses as aforesaid, shall reasonably cooperate with Lessee in such protest, appeal, or other action, provided that Lessee may not withhold payments pending such challenges except under the conditions set forth in Article XII.  Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

(b)           Notwithstanding anything to the contrary contained in Section 4.1(a), above, concurrent with the payment of Minimum Rent, Lessee shall pay to Lessor monthly deposits, as reasonably determined by Lessor, to cover real property taxes for each Leased Property as and when they become due.  The deposits shall be held in escrow in a non-interest-bearing account which may be commingled with other funds of Lessor and disbursed annually or semi-annually, as the case may be, in accordance with such instructions as may be set forth in the tax bills.  Upon receipt of tax bills pertaining to each such Leased Property, Lessor shall furnish Lessee with a copy of such bill.  If the total amount paid by Lessee for any taxable period under this Section 4.1(b) shall be less than the actual amount due from Lessee for such period, Lessee shall pay to Lessor the difference within ten (10) days following demand; and if the total amount paid by Lessee for any tax period under this Section 4.1(b) shall exceed the actual amount due from Lessee for such period, such excess shall be credited against the next monthly payment due from Lessee under this Lease.

Notice of Impositions.  Upon its receipt of same, Lessor shall give prompt Notice to Lessee for all Impositions payable by Lessee hereunder of which Lessor obtains actual knowledge, but Lessor's failure to give any such Notice shall in no way diminish Lessee's obligations hereunder to pay such Impositions.

Adjustment of Impositions.  Impositions imposed in respect of the tax-fiscal periods during which the Term commences and terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such commencement or termination, and Lessee's obligation to pay its prorated share thereof after termination shall survive such termination.

Utility Charges.  Lessee will pay or cause to be paid all charges for electricity, power, gas, oil, water, sewer connection and all other utilities used in or for the Leased Property and all operating expenses of every kind and nature during the Term.

Insurance Premiums.  Lessee will pay or cause to be paid all premiums for the insurance coverages required to be maintained pursuant to Article XIII (or elsewhere in this Lease) during the Term.  During any portion of the Term of the Lease in which Lessee is not in compliance with the provisions of Article XIII, Lessee shall reimburse Lessor for the costs of any premiums of insurance coverage obtained by Lessor or maintained by Lessor in connection with the Leased Property within ten (10) days of Lessor’s demand therefor.  Lessee shall not have the right to receive any proceeds or other benefits from any such insurance obtained by Lessor on Lessee’s behalf.

Inspection Fees.  Lessee shall, in addition to all other sums, pay all fees for inspection and examination of the Leased Property during the Term hereof which are charged by any Property Mortgagee or by any public authority having jurisdiction thereof; provided, however, that Lessee shall not be required to pay any such fees that exceed One Thousand Five Hundred and no/100 Dollars ($1,500.00) per Fiscal Year.

Property Mortgage Offset.  Should Lessor default under the terms of any Property Mortgage, and, provided no Event of Default exists, Lessee shall have the right to perform Lessor’s obligations under any such Property Mortgage and offset the amounts expended thereunder against the payment of Minimum Rent. No other offset against the payment of Minimum Rent (or any other Rent) of any kind is permitted.

Ownership of the Leased Property.  Lessee acknowledges and agrees that the Leased Property is the property of Lessor or Lessor has a leasehold interest in the Leased Property such that it is entitled to enter into this Lease, and that Lessee has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Lease.  Lessee acknowledges and agrees that this Lease does not grant an option or any other type of right to purchase the Leased Property from Lessor.

Lessee's Personal Property.  Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Lessee's Personal Property, and Lessee may, subject to the conditions set forth below, remove the same upon the expiration or any prior termination of the Term.  Lessee shall provide and maintain during the Term all such Lessee's Personal Property as shall be necessary in order to operate each Facility in compliance with all Legal Requirements and Insurance Requirements.  All of Lessee's Personal Property not removed by Lessee within thirty (30) days following the expiration or earlier termination of this Lease shall be considered abandoned by Lessee and may be used, appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Lessee and without any payment to Lessee and without any obligation to account therefor.  Lessee shall, at its expense, restore the Leased Property to the condition required by Section 9.1, including repair of all damage to the Leased Property caused by the removal of Lessee's Personal Property, whether effected by Lessee or Lessor.

Condition of Leased Property.  LESSEE REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED LESSEE AND/OR PURCHASER OF REAL ESTATE, AND THAT LESSEE HAS RELIED AND SHALL RELY SOLELY ON (I) ITS OWN EXPERTISE AND THAT OF LESSEE’S CONSULTANTS IN LEASING THE LEASED PROPERTY, AND (II) LESSEE’S OWN KNOWLEDGE OF THE LEASED PROPERTY BASED ON ITS INVESTIGATIONS AND INSPECTIONS OF THE LEASED PROPERTY.  LESSEE HAS CONDUCTED SUCH INSPECTIONS AND INVESTIGATIONS OF THE LEASED PROPERTY AS LESSEE DEEMED OR SHALL DEEM NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL ENVIRONMENTAL AND FINANCIAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME.  LESSEE SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND/OR FINANCIAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY LESSEE’S INSPECTIONS AND

INVESTIGATION; PROVIDED, HOWEVER, THAT LESSEE ASSUMES NO LIABILITY FOR RELEASES OF HAZARDOUS MATERIALS THAT OCCURRED PRIOR TO THE COMMENCEMENT DATE OR FOR OTHER HAZARDOUS ENVIRONMENTAL CONDITIONS EXISTING AT THE LEASED PROPERTY ON THE COMMENCEMENT DATE.  LESSEE ACKNOWLEDGES AND AGREES THAT UPON EXECUTION OF THIS LEASE, LESSOR SHALL LEASE AND CONVEY TO LESSEE AND LESSEE SHALL ACCEPT THE LEASED PROPERTY “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS (LATENT AND APPARENT).  LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, PURCHASE CONTRACTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE LEASED PROPERTY MADE BY LESSOR, ANY AGENT, REPRESENTATIVE, EMPLOYEE, BROKER, OR CONTRACTOR OF LESSOR OR ANY THIRD PARTY.  THE TERMS AND CONDITIONS OF THIS SECTION OF THIS LEASE SHALL EXPRESSLY SURVIVE THE EXECUTION OF THIS LEASE, AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY LEASE.  LESSOR IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE LEASED PROPERTY FURNISHED BY LESSOR, ANY REAL ESTATE BROKER, CONTRACTOR, MEMBER, AGENT, EMPLOYEE OR OTHER PERSON.  LESSEE COVENANTS AND ACKNOWLEDGES THAT THE LEASE AND THE RENT PAYABLE HEREUNDER REFLECTS THE “AS IS” NATURE OF THIS TRANSACTION AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE LEASED PROPERTY.  LESSEE HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS LEASE WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.

To the extent permitted by law, Lessor hereby assigns to Lessee, all of Lessor's rights to proceed against any predecessor in title (but not against Lessor) for breaches of warranties or representations, or for latent defects in the Leased Property. Lessor shall reasonably cooperate with Lessee in the prosecution of any such claim, in Lessor's or Lessee's name, all at Lessee's sole cost and expense; provided, however, that all compensatory damages shall be used by Lessee for repair or replacement of the items for which compensation was granted.

Use of the Leased Property.

 Lessee covenants that it will proceed with due diligence to maintain all permits, licenses and approvals needed to use and operate the Leased Property and each Facility in accordance with Legal Requirements.

 During the Term, Lessee shall use or cause to be used the Leased Property as assisted living or residential care facilities with not less than the applicable number of licensed beds and units shown on Schedule “7.2.2” attached hereto and incorporated with respect to each Leased Property (the “Required Bed/Unit Count”), and for such other uses as may be necessary or incidental to such use (the particular such use to which the Leased Property is put is herein referred to as the “Primary Intended Use”).  Lessee shall not use the Leased Property or any portion thereof for any use other than the Primary Intended Use without the prior written consent of Lessor, which consent may be withheld in Lessor’s sole and absolute discretion. No use shall be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by Insurance Requirements or Legal Requirements. Lessee shall, at its sole cost, comply with all Insurance Requirements and Legal Requirements.

 Lessee covenants and agrees that during the Term it will operate continuously the Leased Property in accordance with its Primary Intended Use and will maintain its licensure, with the Required Bed/Unit Count, and certifications.

 Lessee shall comply in all material respects with all licensing and other laws and all covenants, conditions and restrictions affecting the Leased Property (sometimes hereinafter referred to as “CC&R’s”) and other use or maintenance requirements applicable to the Primary Intended Use provided the terms and conditions of such CC&Rs are consistent with the requirements imposed on Lessee under this Lease, including, but not limited to the requirement to use the Leased Property for its Primary Intended Use.  Further, Lessee shall not commit any act or omission that would in any way violate any certificate of occupancy affecting any Facility, result in closure of any Facility or result in the sale or transfer of all or any portion of any related certificate of need, bed rights or other similar certificate or license.  During the Term, all inspection fees, costs and charges associated with a change of such licensure or certification (“Change of Licensure Costs”) shall be borne solely by Lessee.  Notwithstanding the foregoing, Lessee shall not be responsible for any Change of Licensure Costs that would be ordinarily incurred by a new operator of a facility under usual custom and practice in the applicable business (e.g., application fees for licensure, costs of training personnel, legal costs in connection with the same) and Lessee shall not be required to effect any repairs to or modification or alterations of the Facility as maybe necessary for a prospective new operator to obtain such licenses as may be required to operate the Facilities.  In all events, Lessee shall cooperate in good faith, at no out-of-pocket expense to itself, with the efforts of any prospective new operator of any Facility to obtain licensure.

 Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in any Facility, nor shall Lessee cause or permit any nuisance thereon. Lessor acknowledges that Lessee’s operation of the Facilities in accordance with the Primary Intended Use will not constitute waste or nuisance.

 Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including Lessee's Personal Property, to be used in such a manner as it might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

Transfer of Residents.  Lessee acknowledges that a fair return to Lessor on and protection of its investment in the Leased Property is dependent, in part, on Lessee’s dedication to the business and the concentration on the Leased Property during the Term of the business of Lessee and its Affiliates in the geographical area of such Facility.  Lessee further acknowledges that the diversion of residents or patient care activities from any Facility to other facilities owned or operated, directly or indirectly, by Lessee or its Affiliates, or any other party, except as may be medically necessary, at any time during the Term will have a material adverse affect on the value and utility of such Facility.  Therefore, Lessee covenants that during the Term, and for a period of one (1) year thereafter, Lessee shall not recommend or solicit the removal or transfer of any resident or patient from either Facility to any other facility or institute; except as may be required for medically appropriate reasons.

Bed Rights.  Lessee acknowledges and agrees that the rights to operate the beds located at the Leased Property for its Primary Intended Use under the laws of the State of California (i) affect the value of the Leased Property, and (ii) the grant of this Lease is conditioned upon the existence of such rights.  Lessee shall not relocate any licensed bed to any other location and shall not transfer any bed operating rights to any other party.

Lessor to Grant Easements, etc.  Lessor will, from time to time so long as no Event of Default exists, at the request of Lessee and at Lessee's sole cost and expense (but subject to Lessor’s approval), (i) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (v) execute amendments to any covenants and restrictions affecting the Leased Property and (vi) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of a signed affidavit by an executive officer or equivalent person of authority at Lessee stating that such grant, release, dedication, transfer, petition or amendment is (a) reasonably required for the continued operation of the Leased Property in accordance with the Primary Intended Use, (b) not detrimental to the proper conduct of the business of Lessee on the Leased Property and (c) does not reduce the value of the Leased Property.  Lessor shall not take any of the foregoing actions without Lessee’s approval.

Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Article XII relating to permitted contests, Lessee, at its expense, will, during the Term, (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith requires structural changes in any of the Leased Improvements or interferes with the use and enjoyment of the Leased Property and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for any use of the Leased Property and/or Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

Legal Requirements Covenants. Lessee shall acquire and maintain all licenses, certificates, permits, provider agreements and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use. Lessee further covenants and agrees to perform all maintenance and alterations necessary to operate the

Leased Property in accordance with all Legal Requirements and Insurance Requirements. Lessee, may, however, upon prior written notice to Lessor, contest the legality or applicability of any such law, ordinance, rule or regulation, or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessee’s rights hereunder, and at Lessee's sole cost and expense. If by the terms of any such law, ordinance, rule or regulation, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the occurrence of any fine, charge or liability of any kind against the Leased Property or Lessee's leasehold interest therein and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding.  If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor, may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security satisfactory to Lessor (in its sole and absolute discretion) against any loss or injury by reason of such contest or delay, and (b) prosecutes the contest with due diligence and in good faith.

Maintenance and Repair.

 Lessee, at its sole expense, will, during the Term, keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto and which are under Lessee's control (and Lessee's Personal Property) in good order and repair (whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, except as provided in Article XIV, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to or during the Term, provided, however, that Lessee shall be permitted to prosecute claims against Lessee's predecessors (but not Lessor) in title for (i) breach of any representation or warranty, or (ii) any latent defects in the Leased Property. All repairs shall be at least equivalent in quality to the original work.  Lessee will not take or omit to take any action the taking or omission of which would reasonably be expected to materially or adversely impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use.  Any repair work performed by Lessee shall be paid for so that no lien (i.e., mechanics’, materialmen’s or other liens) shall attach to the Leased Property, subject to the provisions of Article XI.  Notwithstanding anything to the contrary contained in this Section 9.1.1, commencing on the third (3rd) anniversary of the Commencement Date, Lessee shall at a minimum spend not less than an average of $400.00 per unit per year over a trailing twenty-four (24) month period at each Leased Property for such repairs and maintenance.  Lessee will furnish to Lessor a written certificate from a duly authorized officer of Lessee within forty-five (45) days after the close of each Fiscal Year of the Lessee certifying that Lessee is in compliance with this Section 9.1.1.  Each such Officer’s Certificate shall be accompanied by an itemized statement of the repairs and maintenance performed in the prior Fiscal Year at the Leased Property in compliance with this Section 9.1.1.

 Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements,

alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen/unforeseen, in connection with this Lease, or to maintain the Leased Property in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted. Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility (or similar notices) under any mechanics' lien laws now or hereafter existing.

 Lessee shall not make any modifications, alterations or improvements to the Leased Improvements or any portion thereof, whether by addition or deletion, without Lessor’s prior written consent, which consent may be given or withheld in Lessor’s reasonable discretion; provided, however, that Lessor’s consent shall not be required in connection with any non-structural modifications, alterations or improvements that do not constitute capital improvements and that are otherwise made in compliance with this Lease, so long as the total cost thereof, with respect to any single Leased Property, does not exceed $50,000.00 and the total cost with respect to any single Leased Property in any twelve (12) month period does not exceed $100,000.00.  Nothing contained in this Lease and no action or inaction by Lessor shall be construed as constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof. Lessor shall have the right to give, record and post, as appropriate, notices of nonresponsibility (or similar notices) under any mechanics' lien laws now or hereafter existing.

 Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the Term).  Notwithstanding the foregoing, in the event Lessee is specifically required by Lessor in writing to expend more than One Hundred Sixty Thousand and no/100 Dollars ($160,000) on capital expenditures to the Leased Property during the last two Lease Years (which written requirement from Lessor shall, for purposes of this Section 9.1.4, include the amounts which Lessee is required to expend under Section 9.1.1), then the unamortized portion of such capital expenditures (calculated using a ten (10) year amortization period) shall be reimbursed to Lessee at the expiration of the Term.

Expenditures to Comply with Law. Without limiting Lessee's obligations as set forth elsewhere in this Lease, during the Term, Lessee will, at its sole cost and expense, make whatever expenditures (including but not limited to capital and non-capital expenditures) that are required to conform the Leased Property to such standards as may from time to time be required by Legal Requirements, or capital improvements required by any governmental agency having jurisdiction over the Leased Property as a condition of the continued operation of the Leased Property for its Primary Intended Use, pursuant to present or future Legal Requirements.

Encroachments, Restrictions.  If any of the Leased Improvements shall, at any time during the Term, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any person affected by any such encroachment, violation or impairment, Lessee shall, at its sole cost and expense, (and after Lessor’s prior approval), subject to Lessee’s right to sue Lessor’s predecessor in title (but not Lessor) with respect thereto, contest the existence of any such encroachment, violation or impairment; provided, however, that Lessee shall assume no liability for any encroachments that exist at the Leased Property on the Commencement Date.  In the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or the Leased Property or (ii) make such changes in the Leased Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable and necessary, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment.  Any such alteration shall be made in conformity with the applicable requirements of Article IX.  Lessee's obligations under this Section 9.3 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

Capital Improvements.

 Renovation.  Lessor has agreed to provide Lessee with a capital improvement allowance in an amount not to exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Capital Allowance”) which may be allocated by Lessee between the Facilities to renovate the existing Leased Improvements (the “Renovation Project”) and which shall be allocated into two tranches of Seven Hundred Fifty Thousand and no/ 100 Dollars ($750,000) the first of which tranche shall hereinafter be referred to as the “Tranche One Capital Allowance” and the second of which tranche shall hereinafter be referred to as the “Tranche Two Capital Allowance.”  Any proposed use by Lessee of the Capital Allowance shall be subject to the review and prior written approval of Lessor, which approval shall not be unreasonably withheld after receipt of the Consultant’s Approval (defined below) (“Lessor’s Approval”); provided, however, that such use of the Capital Allowance must meet the capitalization requirements according to U.S. generally accepted accounting principals (“GAAP”) and accordingly Lessor will notify Lessee in the Lessor’s Approval of its determination whether the proposed Renovation Project completed in compliance with the Consultant’s Approval can be capitalized in accordance with GAAP. In the event Lessor determines that it will be unable to capitalize any proposed Renovation Project it shall so advise Lessee by written notice setting forth in reasonable detail the facts upon which its determination is based and it shall give Lessee a reasonable opportunity to modify the proposed Renovation Project in order to address the accounting issues identified by Lessor.  Any amount of the Capital Allowance advanced for any Renovation Project at a Leased Property will increase Lessor’s Investment in the respective Leased Property.  Lessee shall have twenty-four (24) months from the Commencement Date (the “Renovation Deadline”) to complete the Renovation Project.  The Capital Allowance will be available to Lessee until the Renovation Deadline, at which time Lessor’s obligation to fund any unused portion of the Capital Allowance will expire.

 Lessor’s Consultant.  Lessee shall provide Dennis Mitchell of Mitchell & Associates, or such other consultant as may be identified by Lessor from time to time, (“Lessor’s Consultant”) with a copy of any plans and specifications for the Renovation Project for review and approval prior to the commencement of work, which approval shall not be unreasonably withheld or delayed. If Lessor’s Consultant objects, in whole or in part, to the proposed plans and specifications, he shall so advise Lessee and Lessor in writing, setting forth in reasonable detail the basis of his objections, and Lessee shall be given a reasonable opportunity to work with Lessor’s Consultant to address any objections to the proposed plans and specifications raised by Lessor’s Consultant with the goal of the parties being to secure the approval of Lessor’s Consultant of plans and specifications which are acceptable to Lessee, Lessor and to Lessor’s Consultant. Once Lessor’s Consultant is satisfied with the plans and bids for improvements, Lessor’s Consultant shall provide written approval (not to be unreasonably withheld or delayed) to Lessor of the plans and specifications and Lessee shall be authorized to commence work (the “Consultant’s Approval”).  Lessee shall be solely responsible for the costs of Lessor’s Consultant, which costs shall be funded by Lessor from, and as part of, the Capital Allowance.  In addition, Lessor’s Consultant shall be granted full access to the Leased Property for the sole purpose of periodically inspecting and monitoring the work comprising the Renovation Projects.  The reasonable costs of such inspections and monitoring are to be borne by Lessee, and shall be funded by Lessor from, and as part of, the Capital Allowance. The fees and expenses of Lessor’s Consultant shall not exceed Twenty Thousand and no/100 Dollars ($20,000); provided, however, the foregoing limit shall not apply to any Renovation Project which is not completed materially in accordance with the Consultant’s Approval.

 Disbursements of Capital Allowance.  Provided no Event of Default has occurred and/or is continuing, and no condition exists which with the passage of time or the giving of notice (or both) would constitute an Event of Default, in response to a written disbursement request in substantially the form attached as Exhibit “C” (each a “Request for Advance”), Lessor shall make advances of the Capital Allowance on the last day of each calendar month prior to the Renovation Deadline, provided that, if the last day of the month is not a business day, then the advance shall be disbursed on the next succeeding business day (each a “Disbursement Date”), following the satisfaction, in Lessor’s sole and absolute discretion, of each of the following conditions:

(a) If the Request for Advance relates to the purchase of furniture, fixtures or equipment, Lessor shall disburse to Lessee such portions of the Capital Allowance as are necessary to reimburse Lessee the amount of the paid invoice; and

(b) If the Request for Advance relates to an alteration to the Leased Property:

(i) Lessee shall submit a completed Request for Advance, no later than the fifteenth (15th) calendar day of any calendar month;

(ii) Lessee shall have delivered to Lessor all original mechanics' lien waivers, in form and substance satisfactory to Lessor, reasonably deemed necessary by Lessor for services and materials provided in connection with the Renovation Project;

(iii) All costs for the Renovation Project are to be certified by Lessee in accordance with the Request for Advance.  Verification of the monthly progress of the Renovation Project and the costs incurred may be made by Lessor in its reasonable judgment;

(iv) Lessee shall be deemed to have remade, as of the date of each advance, each and every representation and warranty made by Lessee in this Lease, and each such representation and warranty shall be true and correct at the time of each advance;

(v) Lessee shall have provided Lessor with evidence reasonably satisfactory to Lessor that the construction work complies with all building, zoning and other laws and governmental codes, rules and regulations, all necessary licenses, permits, approvals and consents required for the use, occupancy and operation of the Facility as altered by the Renovation Project, and evidence satisfactory to Lessor that all construction work completed as of the date of the final Request for Advance, to the extent required by applicable laws and regulations, has been inspected and approved by each governmental authority with jurisdiction over the Renovation Project and by each person or entity that has the right to inspect and approve the construction work, and each applicable governmental authority shall have issued the appropriate permit, license or certificate to evidence such approval;

(vi) Before processing the final Request for Advance, Lessor shall have received a completion certificate, in substantially the form attached hereto as Exhibit “F”, executed by Lessee and Lessor’s Consultant stating that the Renovation Project has been completed, together with such other evidence that no mechanics or materialmen's liens or other encumbrances have been filed and remain in effect against the Leased Property, or appropriate lien waivers from any contractor or subcontractor;

(vii) To the extent an architect has been engaged, a signed copy of the “AIA Document G702 Application and Certificate for Payment” shall have been submitted to Lessor with each Request for Advance; and

(viii) Before processing the final Request for Advance, Lessee shall have provided Lessor with the Certificate of Occupancy, if necessary, or such other evidence of satisfactory completion and approval of the subject renovation work issued by the appropriate local governmental authority.

Lessee's Obligations for Hazardous Materials.  Lessee shall, at its sole cost and expense, take all actions as required to cause the Leased Property including, but not limited to, the Land and all Leased Improvements, to be free and clear of the presence of all Hazardous Materials (defined below) during the Term; provided, however, that Lessee shall be entitled to use and maintain de minimus amounts of Hazardous Materials on the Leased Property in connection with Lessee's business and in compliance with all applicable laws. Lessee shall, upon its discovery, belief or suspicion of the presence of Hazardous Materials on, in or under any part of the Leased Property, including, but not limited to, the Land and all Leased Improvements, immediately notify Lessor and, at its sole cost and expense cause any such Hazardous Materials to be removed immediately, in compliance with all applicable laws and in a manner causing the least disruption of or interference with the operation of Lessee's business. Lessee shall fully indemnify, protect, defend and hold harmless Lessor from any costs, damages, claims, liability or loss of any kind or nature arising out of or in any way in connection with the presence, suspected presence, removal or remediation of Hazardous Materials in, on, or about the Leased Property, or any part thereof, but only to the extent the Hazardous Materials were released on the Properties during the Term.  Lessee shall have no liability with respect to Hazardous Materials that existed on the Leased Property on the Commencement Date or at any time prior thereto.  Lessor represents to Lessee that it has no knowledge of any Hazardous Materials that are now or have been in the past located on the Properties.

Definition of Hazardous Materials.  For purposes of this Lease, Hazardous Materials shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C.; 2601 et seq., any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials  identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Legal Requirements.

11.           Liens.  Subject to the provisions of Article XIII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any part of the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) restrictions, liens and other encumbrances which are consented to in writing by Lessor or any easements granted pursuant to the provisions of Section 7.3 of this Lease, (c) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (d) subleases permitted by Article XXII, (e) liens for Impositions or for sums resulting from noncompliance with any Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XII, or (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that any such liens are in the process of being contested as permitted by Article XII.

12.           Permitted Contests.  Lessee shall have the right to contest the amount or validity of any Imposition or any Legal Requirement or Insurance Requirement or any attachment, levy, encumbrance, charge or claim (“Claims”) not otherwise permitted by Article XI, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way as relieving, modifying or extending Lessee's covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Lease provided), on condition, however, that such legal proceedings cannot result in the sale of the Leased Property, or any part thereof, to satisfy the same or cause Lessor or Lessee to be in default under any mortgage or deed of trust encumbering any portion of the Leased Property or any interest therein. Upon the reasonable request of Lessor, Lessee shall provide to Lessor security satisfactory to Lessor (in Lessor's sole and absolute discretion) to assure the payment of all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon. Lessor agrees to join in any such proceedings (at Lessee’s sole cost and expense) if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee shall indemnify and save harmless Lessor from any such costs or expenses, including reasonable attorneys' fees and costs incurred by Lessor. In the event that Lessee fails to pay any Claims when due or, upon Lessor's request, to provide the security therefor as provided in this Article XII and to diligently prosecute any contest of the same, Lessor may, upon thirty (30) days advance written Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable to Lessee to Lessor at the next Payment Date provided for in this Lease. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or impair the value of the Leased Property or in any way cause damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed.

General Insurance Requirements.  Subject to the provisions of Section 13.8 and Section 33.19(b), during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Lessee's Personal Property, insured with the kinds and amounts of insurance described below and any additional insurance reasonably required by Lessor to protect its interest in the Leased Property. This insurance shall be written by companies authorized to do insurance business in the states in which the Leased Property is located.  The policies must name Lessor as an additional insured and/or loss payee, as applicable, shall contain a provision that such insurance may not be cancelled or amended without at least thirty (30) days notice to Lessor except ten (10) days notice for cancellation for non-payment of premium, and shall be payable to Lessor or Lessee as provided in Article XIV.  In addition, upon Lessor's written request, the policies shall name as loss payee and an additional insured, as applicable, the holder (“Property Mortgagee”) of any mortgage, deed of trust or other security agreement (“Property Mortgage”) and any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXIII by way of a standard form of mortgagee's loss payable endorsement.  Any loss adjustment shall require the written consent of Lessor, Lessee, and each Property Mortgagee. Evidence of insurance shall be deposited with Lessor and, if requested, with any Property Mortgagee.  If any provision of any Property Mortgage requires deposits of premiums for insurance to be made with such Property Mortgagee, or, pursuant to written direction by Lessor upon the occurrence of any Event of Default hereunder (and irrespective of whether such Event of Default is continuing or has been cured), Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to each Property Mortgagee, or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Property Mortgagee. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee's Personal Property, shall insure against the following risks:

 Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk,” specifically including wind, rain, earthquake, sinkhole, mine subsistence, and all physical loss perils normally included in such all Risk insurance, including but not limited to sprinkler leakage and any such additional coverage reasonably requested by Lessor, in an amount not less than one hundred percent (100%) of the then full replacement cost thereof (as defined below in Section 13.2);

 Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such amounts with respect to any one accident as may be reasonably requested by Lessor from time to time;

 Loss of rental under a rental value insurance policy covering risk of loss during the first twelve (12) months of reconstruction necessitated by the occurrence of any of the hazards described in Section 13.1.1 or 13.1.2, or otherwise as specified in this Lease, in an amount sufficient to prevent Lessor from becoming a co-insurer;

 Claims for personal injury under a policy of comprehensive general public liability insurance with amounts not less than One Million Dollars ($1,000,000) per occurrence, and Three Million Dollars ($3,000,000.00) in the aggregate;

 Claims for malpractice under a policy of comprehensive general public (and professional) liability insurance with amounts not less than One Million Dollars ($1,000,000) per occurrence, and Three Million Dollars ($3,000,000.00) in the aggregate.  If such insurance is carried on a claims made basis, then at the expiration or earlier termination of this Lease, such coverage shall include tail coverage, for a duration and in form and substance reasonably acceptable to Lessor, or other evidence reasonably acceptable to Lessor that incidents which occurred prior to such termination or expiration date will be covered by the terms of such insurance even if a claim with respect thereto is not made until after such termination or expiration date;

 Flood (when the Leased Property is located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area and is available from insurance companies authorized to do business in the respective states in which each Leased Property is located at rates which are economically practicable in relation to the risks covered; and

 Worker’s Compensation and Employer’s Liability if required by any governmental authority or Legal Requirement.

Replacement Cost.  The term “full replacement cost” as used herein, shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In the event either party believes that full replacement cost (the then replacement cost less such exclusions) has increased or decreased at any time during the Term, it shall have the right to have such full replacement cost redetermined.

Additional Insurance. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by Lessor or any Property Mortgagee.

Waiver of Subrogation. All insurance policies carried by either party covering any part of the Leased Property, the Fixtures, the Facilities, or Lessee's Personal Property including without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

Form Satisfactory, etc.  All of the policies of insurance referred to in this Article XIII shall be written in a form reasonably satisfactory to Lessor and by insurance companies reasonably satisfactory to Lessor (and, as applicable, any Property Mortgagee).  Subject to the foregoing, Lessor agrees that it will not unreasonably withhold or delay its approval as to the form of the policies of insurance or as to the insurance companies selected by Lessee. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 16.1. Each insurer mentioned in this Article XIII shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor (and to any Property Mortgagee, if required by the same) thirty (30) days' written notice before the policy or policies in questions shall be altered, allowed to expire or canceled.

Increase in Limits.  In the event that Lessor or a Property Mortgagee shall at any time reasonably determine the limits of the personal injury or property damage, or public liability, or malpractice insurance then carried to be insufficient, Lessee shall thereafter carry the insurance with increased limits until further changed pursuant to the provisions of this Section.

Blanket Policy.  Notwithstanding anything to the contrary contained in this Article XIII, Lessee's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII shall be met in any such blanket policy.

No Separate Insurance.  Lessee shall not on Lessee's own initiative or pursuant to the request or requirement of any third party take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, to be furnished or which may reasonably be required to be furnished, by Lessee or increase the amount of any then existing insurance by securing any additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Property Mortgagees are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under the Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amount of the then existing insurance.

Continuous Coverage.  Lessee shall assure that there is no gap in the insurance coverage provided in connection with any Leased Property after the Commencement Date and the insurance provided by Lessee shall be continuous, with the types and amounts of coverage, described herein to be applicable on the Commencement Date.  To the extent there is not full, complete and continuous coverage for all issues, no matter when arising, claimed or occurring, Lessee shall, at its sole cost, obtain such insurance.

Determination of Commercial Reasonableness.  In the event that Lessor and Lessee are unable to agree on any matter in this Article XIII requiring a determination of whether the insurance required by Lessor or its lender is reasonable or customary or available on terms which are commercially reasonable, such determination shall be made by a reputable insurance company, consultant or expert (an “Insurance Arbitrator”) with experience in the skilled nursing insurance industry as identified by Lessor in the exercise of its reasonable judgment.  As a condition to a determination of reasonableness or commercial reasonableness, as applicable, with respect to any particular matter, the Insurance Arbitrator shall be capable of providing, procuring or identifying particular policies or coverages that would be available to the Lessee and would satisfy the insurance requirement at issue.  The determination made by the Insurance Arbitrator shall be binding upon Lessor and Lessee for the purposes of the requirements under this Article XIII, and the costs, fees and expenses of the same shall be borne by the Lessee.

13.11                      Captive Insurance Program.  At any time on or after the earlier to occur of (i) the third anniversary of the Commencement Date or (ii) the maturity date of the loans evidenced by the John Hancock Loan Documents, Lessor agrees that Lessee may substitute the insurance coverage required in Subsection 13.1.5 of this Article with its Captive Insurance Program only if the following requirements are met: (a) Lessor determines that the Captive Insurance Program in effect at that time is substantially similar to the Captive Insurance Program that Lessee has in place as of the Commencement Date (a description of which is attached hereto as Exhibit “B”), (b) Lessee’s captive insurer’s state of domicile has not issued a Certificate of

Non Compliance for Lessee’s captive insurer, and (c) the financial condition of Lessee’s captive insurer is certified by Price Waterhouse Coopers or another similar accounting firm to meet the requirements set forth on a recent annual actuarial report dated not more than twelve (12) months prior to the date of substitution of such captive insurer prepared by Price Waterhouse Coopers or another similar accounting firm.  If Lessee has substituted its Captive Insurance Program in lieu of the insurance requirements in Subsection 13.1.5 of this Article, then on each anniversary of the Commencement Date subsequent to such substitution Lessee shall provide Lessor with an up to date annual actuarial report dated not more than twelve (12) months prior to such anniversary of its captive insurer prepared by Price Waterhouse Coopers or another similar accounting firm and if the financial condition of Lessee’s captive insurer as certified by Price Waterhouse Coopers or another similar accounting firm does not meet the requirements set forth in such annual actuarial report, then Lessee shall promptly purchase insurance from third party carriers in compliance with all of the provisions of Article XIII above and maintain such coverage in effect in accordance with the requirements of this Article XIII.  If Lessee’s captive insurer’s state of domicile issues a Certificate of Non Compliance for Lessee’s captive insurer, then Lessor shall have the right, at any time thereafter, to require Lessee to promptly purchase insurance from third party carriers in compliance with all of the provisions of Article XIII above and Lessee shall thereafter maintain such coverage in effect in accordance with the requirements of this Article XIII.

Insurance Proceeds.  Subject to the rights of any Property Mortgagee, all proceeds payable by reason of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by Article XIII of the Lease, where the total proceeds paid by the insurer are less than $150,000.00, shall be paid to Lessee and applied to the reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof.  All proceeds payable by reason of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by Article XIII of this Lease where the total proceeds paid by the insurer are equal to or in excess of $150,000.00 shall be paid to Lessor and held by Lessor in trust and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time-to-time for the reasonable costs of such reconstruction or repair.  Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall go to Lessee, provided the Lease is in force and there exists no uncured Event of Default; otherwise such excess shall be paid to Lessor for application as set forth in Article XVI hereof.  All insurance proceeds that are awarded and not applied to the restoration or repair of the Leased Property shall be retained by Lessor.  All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Lessee’s Personal Property shall belong to Lessee.

Reconstruction in the Event of Damage or Destruction Covered by Insurance Proceeds.

 If during the Term, the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Article XIII and whether or not any

Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Leased Property to substantially the same condition as existed immediately before the damage or destruction. Lessee shall be entitled to the insurance proceeds for the purpose of such repair and restoration.

 If the cost of the repair or restoration exceeds the amount of proceeds received by Lessee or Lessor from the insurance required under Article XIII as provided in Section 14.1, above, Lessee shall be obligated, prior to commencing the repair and restoration, to contribute any excess amount needed to restore the Leased Property or to provide Lessor with satisfactory evidence that such funds are, and throughout the entire period of reconstruction will be, available.  If Lessee contributes such excess in cash, such excess shall be paid by Lessee to Lessor to be held in trust, together with any insurance proceeds, for application to the cost of repair and restoration.

 Reconstruction in the Event of Damage or Destruction Not Covered by Insurance.  If during the Term, the Leased Property is damaged or destroyed irrespective of the extent of the damage from a risk not covered by the insurance described in Article XIII, whether or not such damage renders any portion of the Leased Property Unsuitable for Its Primary Intended Use, Lessee shall restore the damaged Leased Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease nor result in any reduction in Rent (including without limitation Minimum Rent).

14.2.4.                      Reconstruction Not Permitted by Law. Notwithstanding the foregoing, in the event Lessee is prohibited as a matter of law from reconstructing a Facility after damage or destruction thereto, then Lessee shall pay to Lessor the greater of (i) the insurance proceeds related to the affected Leased Property, or (ii) an amount equal to Lessor’s Investment in such Leased Property, less any insurance proceeds received by Lessor related to the affected Leased Property.  Upon receipt of such payment this Lease shall cease and terminate with respect to the affected Leased Property and the then current Minimum Rent under this Lease shall be reduced by the amount paid to Lessor for the affected Facility multiplied by the Lease Rate.

Lessee's Property.  All insurance proceeds payable by reason of any loss of or damage to any of Lessee's Personal Property shall be paid to Lessee, and Lessee shall hold such insurance proceeds in trust to pay the cost of repairing or replacing damaged Lessee's Personal Property.

Restoration of Lessee's Property.  Without limiting Lessee's obligation to restore the Leased Property as provided in Sections 14.2 and 14.3, Lessee shall also restore all alterations and improvements made by Lessee, including Lessee's Personal Property but only to the extent that Lessee's Personal Property is necessary to the operation of the Leased Property for its Primary Intended Use in accordance with applicable Legal Requirements.

No Abatement of Rent.  This Lease shall remain in full force and effect and Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall not be abated during the pendency of repair or restoration.

15.           Condemnation.

Definitions.

 “Condemnation” means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, (b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

 “Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.

 “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

 “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Parties' Rights and Obligations.  If during the Term there is any taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article XV.

Total Condemnation. If title to the fee of the whole of the Leased Property shall be taken or condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Condemnation by said Condemnor.  Upon the termination of the Lease following a total Condemnation, all Rent (including, without limitation, Minimum Rent, Additional Rent and Additional Charges) paid or payable by Lessee hereunder shall be apportioned as of the date of termination.  Any Award made with respect to all or any portion of the Leased Property or for loss of rent, or for loss of business, whether or not beyond the Term of this Lease, or for the loss of value of the leasehold shall be solely the property of and payable to Lessor.

Allocation of Portion of Award.  Any Award made with respect to all or any portion of the Leased Property or for loss of rent, or for loss of business, whether or not beyond the Term of this Lease, or for the loss of value of the leasehold shall be solely the property of and payable to Lessor.  Lessee shall be entitled to make a separate claim for the taking of Lessee's Personal Property (as long as such claim will not diminish Lessor's Award), for the removal or relocation expenses of Lessee (as long as such claim will not diminish Lessor's Award), or for any other loss that can be awarded to Lessee separately from Lessor's claim and which will not in any respect whatsoever diminish or threaten to diminish the total amounts to be awarded to Lessor as set forth above or otherwise for Lessee's Leasehold interest in the Leased Property.  In any Condemnation proceedings, each of the Lessor and Lessee shall each seek its own claim in conformity herewith, at its own expense. Lessor's obligation to contribute part of its Award for restoration is set forth in Section 15.6, below.

Partial Taking.

 If title to the fee of less than the whole of the Leased Property shall be so taken or condemned, this Lease shall continue in full force and effect, there shall be no reduction in Rent (including, without limitation, Minimum Rent and Additional Charges).  Provided however, if title to the fee of the whole of one Leased Property shall be taken or condemned, this Lease shall cease and terminate with respect to such Leased Property and the Minimum Rent under this Lease shall be reduced by an amount equal to the Award multiplied by the Lease Rate.

 If title to the fee of less than the whole of one Leased Property shall be so taken or condemned, and such Leased Property is rendered unsuitable for Lessee’s continued use of the Leased Property as an assisted living or residential care facility due to such Condemnation, in Lessor’s reasonable discretion, Lessor will allow this Lease to terminate with respect to such Leased Property and the Minimum Rent under this Lease shall be reduced by an amount equal to the amount of the Award multiplied by the Lease Rate.

Temporary Taking.  Lessee agrees that if, at any time after the date hereof, the whole or any part of the Leased Property or of Lessee's interest under this Lease, shall be Condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the times herein specified, the full amounts of Rent (including Minimum Rent, Additional Charges and Additional Rent). Except only to the extent that Lessee may be prevented from doing so pursuant to the terms of the order of the Condemnor, Lessee shall also continue to perform and observe all of the other terms, covenants, conditions and obligations hereof, on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any such Condemnation as in this Section 15.6 described, the entire amount of any such Award made for such temporary use, whether paid by way of damages, rent or otherwise, shall be paid to Lessee, Lessee covenants that upon the termination of any such period of temporary use of occupancy as set forth in this Section 15.6, it will, at its sole cost and expense, restore the Leased Property as nearly as may be reasonably possible, to the condition in which the same was immediately prior to the Condemnation.

Events of Default.  Any one or more of the following events shall be an “Event of Default”:

 if Lessee fails to make payment of the Minimum Rent payable by Lessee under this Lease when the same becomes due and payable and such failure is not cured by Lessee within a period of five (5) days after the date such payment is due; or

 if Lessee fails to make payment of any Rent (other than Minimum Rent) within five (5) Business days after receipt of notice from Lessor that such Rent is due;

 if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure; or

 if Lessee does any of the following: (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any federal or state insolvency law; (iii) makes a general assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or if Lessee, on a petition in bankruptcy filed against it, is adjudicated as bankrupt or an order for relief thereunder is entered against it or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver for Lessee or of the whole or substantially all of its property, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof and Lessee is not diligently pursuing efforts to have such judgment, order or decree vacated or set aside or stayed, or a final non-appealable judgment, order or decree is entered by a court of competent jurisdiction; or

 if Lessee shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets; or

 if the estate or interest of Lessee in the Leased Property or any part thereof be levied upon or attached in a proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after Notice thereof from Lessor, (unless Lessee shall be contesting such lien or attachment in good faith in accordance with Article XII hereof); or

 if Lessee voluntarily ceases operations at any one of the Leased Property for a period in excess of twenty-four (24) hours, except in the event of a natural disaster; or

 if any of Lessee's representations or warranties set forth in this Lease proves to be untrue when made in any material respect which materially and adversely affects Lessor; or

 if Lessee attempts to assign or sublease, in violation of the provisions of this Lease; or

 the closure of any portion of the Leased Property for more than twenty-four (24) hours other than in connection with repairs or restoration approved by Lessor; or

 the sale or transfer of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Leased Property; or

 any material suspension, termination or restriction placed upon Lessee’s license to operate the Facility, or the ability to admit residents or patients if such suspension, termination or restriction continues for more than sixty (60) days after imposition thereof, provided, however, if Lessee is diligently challenging or appealing such suspension, termination or restriction, then such suspension, termination or restriction shall not constitute an Event of Default unless the suspension, termination or restriction remains in place after Lessee has exhausted all appeals; or

 subject to the provisions of Article XII hereof, if Lessee ceases to maintain in effect any license, permit, certificate or approval necessary or otherwise required to operate any Facility in accordance with its Primary Intended Use; or

 if Lessee fails to observe or perform (within applicable time and cure periods) any obligations of Lessor under (i) the John Hancock Loan Documents (other than those waived in writing by the lender thereunder for the benefit of Lessee), or (ii) the lease agreements pursuant to which Lessor holds its leasehold interests in the Leased Property (the “Senior Leases”).  Notwithstanding anything contained in this Lease to the contrary, this Lease shall not provide to Lessee any additional notice or cure periods over and above such periods as may exist in the John Hancock Loan Documents or the Senior Leases.  Accordingly, an “Event of Default” herein shall occur upon the occurrence of an “Event of Default” under the John Hancock Loan Documents or the Senior Leases, or its equivalent term as defined therein.

Upon the occurrence of an Event of Default, in addition to all of Lessor's other rights and remedies, Lessor may terminate this Lease by giving Lessee not less than five (5) Business Days’ Notice of such termination and upon the expiration of the time fixed in such Notice, the Term shall terminate and all rights of Lessee under this Lease shall cease.

In the event litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith. Lessor's fees, costs and expenses, including those related to any insolvency proceedings filed by Lessee, shall constitute Additional Charges hereunder.

The time within which Lessee shall be obligated to perform any of its obligations under this Lease or exercise any of its rights, including its right to cure any covenant, shall be subject to extension of time due to the occurrence of any Unavoidable Delay.

Lessee further agrees that if any of the events described in Sections 16(d) and (e) should occur at any time during the Term, Lessee shall affirm this Lease and all of its obligations as set forth hereunder.

Certain Remedies.  In addition to all of its rights under this Lease, Lessor shall have all remedies and rights provided in law and equity as a result of an Event of Default or Lessee's other breach under this Lease. Without limiting the foregoing, if an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 16.1 above) whether or not this Lease has been terminated pursuant to Section 16.1, Lessee shall, to the extent permitted by law, if required by Lessor so to do, immediately surrender to Lessor the Leased Property pursuant to the provisions of Section 16.1 and quit the same and Lessor may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal property from the Leased Property subject to rights of any residents or patients and to Legal Requirements.

 Lessor may reenter and resume possession of the Leased Property, and remove Lessee and Lessee's personal property therefrom, and declare all of the Minimum Rent due for the remaining Term of the Lease to be immediately due and payable and at its option either terminate this Lease or, without terminating it, lease the Facilities for the account of Lessee for the remainder of the Term, or for such term or terms as Landlord shall see fit and recover from Lessee all damages incurred by reason of such Event of Default, including the cost of repairs and alterations required as a result of Lessee’s default, future lost rents, the cost of recovering the Premises and Landlord’s reasonable attorneys fees.  Should default be made by Lessee, as aforesaid, Lessor may, on the other hand, should it so desire, without reentering or resuming possession of the Leased Property and without terminating this Lease, enforce, by all proper and legal suits and other means, its rights hereunder, including the collection of Rent.  Should it be necessary for Lessor to take any legal action hereunder, Lessee shall pay to Lessor all reasonable attorneys' fees and all other costs and expenses incurred by Lessor in connection with such action.  Lessor may, in its sole and absolute discretion, elect to have a receiver appointed to effect any of the remedies set forth in this Section 16.2.  If a receiver is appointed, Lessee shall pay, without limitation, all the associated direct and indirect costs of such appointment and such receiver.

 Nothing in this Lease will be construed as imposing any duty upon Lessor to relet the Premises.  Lessee hereby waives any duty that Lessor might otherwise have under applicable law to mitigate the damages for which Lessee is liable, and agrees that Lessor shall have no obligation to relet the Facilities so as to mitigate the amount of damages for which Lessee is liable hereunder.  Lessor agrees, however, that in any instance in which Lessor has a duty under applicable law to mitigate damages and the foregoing waiver by Lessee of Lessor’s duty to mitigate is not enforceable under applicable law, Lessor’s obligation to mitigate shall not include an obligation to (a) lease the Facilities to a prospective tenant for a rental less than the current fair market rental then prevailing for facilities comparable to the Leased Property, (b) enter into a new lease upon terms and conditions that are unacceptable to Lessor under Lessor’s then current leasing policies, (c) lease the Facilities for any use other than its Primary Intended Use, (d) enter into a lease with any prospective tenant which does not have, in Lessor’s reasonable opinion, sufficient financial resources or operating experience to operate the Facilities in a first class manner, or (e) expend monies for the installation of leasehold improvements to the Facilities.

 Lessor may proceed as a secured party under the provisions of the Uniform Commercial Code against the goods and other personal property, including Lessee’s Personal Property, in which Lessor has a security interest.

Damages.  Neither (a) the termination of this Lease pursuant to Section 16.1, (b) the repossession of the Leased Property, nor (c) the failure of Lessor, notwithstanding reasonable good faith efforts, to relet the Leased Property, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting.  Lessor shall not be deemed to have terminated this Lease unless Lessor delivers Notice to Lessee of such election.  If Lessee voluntarily elects to terminate this Lease, then in addition to all remedies available to Lessor, Lessor may continue the Lease in effect after Lessee's breach and abandonment and recover Rent as it becomes due, provided that, in such event, Lessee has the right to sublet or assign subject only to reasonable conditions imposed by Lessor. Accordingly, without termination of Lessee's right to possession of the Leased Property, Lessor may demand and recover each installment of Rent and other sums payable by Lessee to Lessor under this Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the maximum interest rate permitted in accordance with the laws of the State of California, from the date when due until paid, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease.

Application of Funds.  Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may determine or as may be prescribed by the laws of the State of California.

Executory Contract.  Should Lessee file any proceeding under federal bankruptcy or other comparable federal or state insolvency laws, it shall, in addition to any other requirement under 11 U.S.C., Section 365 or other applicable provisions, be required to cure any and all obligations hereunder prior to being allowed to assume this Lease.

Lessor's Right to Cure Lessee's Default.  If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease, and to cure the same within the relevant time periods provided in Section 16.1, Lessor, after thirty (30) days Notice to and demand upon Lessee, and without waiving or releasing any obligation of Lessee or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. No such entry shall be deemed an eviction of Lessee. In exercising any remedy under this Article XVII, Lessor shall use its commercially reasonable efforts not to violate any rights of residents of the applicable Facility. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case) so incurred, together with a late charge thereon (to the extent permitted by law) at the rate set forth in Section 3.4 from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessee contained in this Article shall survive the expiration or earlier termination of this Lease.

18.1           Change in Control.  If at any time during the Term there shall be a Change in Control (as defined below) with respect to Lessee, whether by operation of law or otherwise, then Lessee shall provide Lessor with prior written notice of any such Change in Control (the “Change in Control Notice”), which Change in Control Notice shall describe (a) the manner in which the Change in Control shall occur, (b) the parties to the transaction(s) resulting in the Change in Control and (c) the effective date of the Change in Control; provided, however, in the event of an involuntary Change in Control of Lessee of which Lessee has no prior knowledge, Lessee shall provide Lessor with a Change in Control Notice immediately upon obtaining knowledge that such (involuntary) Change in Control has occurred.  Failure to provide such Change in Control Notice pursuant to this Article XVIII, shall be an Event of Default.  For purposes of this Article XVIII, a “Change in Control” shall mean any of the occurrences described in subparagraphs (i) through (vi) below:

(i)           any Person is or becomes the Beneficial Owner (defined below), directly or indirectly, of securities (or other equity interests) of Lessee representing thirty percent (30%) or more of the combined voting power of the then outstanding securities (or equity interests) of Lessee (but not in the case of any such Person who, as of the date of this Lease, holds such thirty percent (30%) interest [or in the case that the interest of any of (A) Daniel R. Baty and Daniel R. Baty’s Affiliates, (B) Apollo Real Estate Investment Fund III, L.P. and Apollo Real Estate Investment Fund IV, L.P. and their respective affiliates, or (C) Saratoga Partners, IV, L.P., and its affiliates, as the case may be, increases to thirty percent (30%) or more]); or

(ii)           the stockholders (or holders of equity interests) of Lessee approve a merger or consolidation of Lessee with any other corporation (or other entity), other than (A) a merger or consolidation effected solely for the purpose of changing the jurisdiction of incorporation of Lessee and (B) a merger or consolidation as a result of which the holders(s) of the outstanding voting power of Lessee immediately prior to the consummation of such transaction own voting securities of the surviving or successor entity (or its direct or indirect parent) representing at least a majority of the outstanding voting power of such entity (or its direct or indirect parent); or

(iii)           the stockholders (or holders of voting equity interests) of Lessee approve a plan of complete liquidation of Lessee or an agreement for the sale or disposition by Lessee of all or substantially all of the assets of Lessee; or

(iv)           the issuance of new stock (or other voting equity interests), other than stock or stock option grants to employees, officers and directors of Lessee, in one transaction or a series of related transactions by which an aggregate of more than fifty percent (50%) of the stock (or other voting equity interests) of Lessee and/or any Controlling Entity shall be vested in a party or parties who are stockholders (or holders of voting equity interests) of Lessee immediately prior to such transaction or series of related transactions; or

For purposes of this Article XVIII, the term “Person” shall have the meaning ascribed thereto in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), and the term “Beneficial Owner” shall have the meaning ascribed thereto in Rule 13d-3 of the Exchange Act.”

Surrender of Possession.  On the expiration of the Term or earlier termination or cancellation of this Lease (the “Termination Date”), Lessee shall deliver to Lessor or its designee possession of (a) the Leased Property and associated Lessor Personal Property, if any, in a neat and clean condition and in as good a condition as existed at the date of Lessee’s possession and occupancy pursuant to this Lease, ordinary wear and tear excepted, (b) fully operational Facilities excluding any alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of any of the Leased Property to Lessor or its designee, and (c) provided that Lessor or its designee executes an agreement, in form and substance reasonably acceptable to such party, confirming its obligation to maintain such records for a period equal to the longer of (i) the applicable statute of limitations, or (ii) the period required by applicable law, all patient charts and resident records for residents who reside at either of the Facilities on the Termination Date, along with appropriate resident consents if necessary and copies of all its books and records relating to the business and the Leased Property. Accordingly, Lessee shall not at any time during or after the Term seek to transfer, surrender, allow to lapse, or grant any security interest or any other interest in and to its leasehold interest, the licenses, permits or certifications relating to any portion of the business or any portion of the Leased Property, nor shall Lessee commit or omit any act that would jeopardize any licensure or certification of any portion of the Leased Property.   Lessee shall cooperate fully with Lessor or its designee in transferring or obtaining all necessary licenses and certifications for Lessor or its designee, and Lessee shall comply with all requests for an orderly transfer of the operation, Facility licenses, and possession at the time of its surrender of the Leased Property to Lessor or its designee.  Subject to all applicable laws and to the applicable limitations set forth in Section 18.2, Lessee hereby assigns, effective upon the Termination Date, all rights to operate the Facilities to Lessor or its designee including all required licenses and permits and all rights to apply for or otherwise obtain them, and all other nonproprietary Lessee Intangible Property relating to any portion of the Leased Property.

ARTICLE I

1.1 Holding Over.  If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or earlier termination of the Term hereof, unless Lessor gives written permission, such possession shall be as a month-to-month tenant during which time Lessee shall pay as rental each month, the aggregate of (i) 150% multiplied by the Minimum Rent payable with respect to the last month of the Term, (ii) all Additional Charges accruing during such month and (iii) all other sums payable by Lessee pursuant to the provisions of this Lease.  During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE II

2.1 Risk of Loss.  Subject to the limitations in Article XIV (including Lessee’s right to terminate as provided therein), during the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Lessor) is assumed by Lessee, and, in the absence of willful misconduct by Lessor, Lessor shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Section entitle Lessee to any abatement or offset of Rent, or any right to terminate this Lease.  Without limiting the foregoing, Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers, or any other person in or about the Leased Property, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Leased Property, or any part thereof, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not, unless such damage or injury is a result of the willful misconduct of Lessor. Lessor shall not be liable for any damages arising from any act or omission of Lessee, or any other party named above.

ARTICLE III

3.1 Indemnification.  Notwithstanding the existence of any insurance provided for in Article XIII, and without regard to the policy limits of any such insurance, Lessee will protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, awards, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of:  (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including without limitation any claims of malpractice, (b) any occupancy, use, misuse, non-use, or condition caused by Lessee’s repair or maintenance of the Facilities, but excluding any liability for environmental conditions existing at the Facilities prior to the Commencement Date, (c) any Impositions (which are the obligations of Lessee to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Lessee to in any way perform or comply with any of the terms of this Lease, and (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property (to the extent permitted) to be performed by the Lessee thereunder. Any amounts which become payable by Lessee under this Section shall be paid within ten (10) Business Days of receipt by Lessee of Lessor’s written demand for such sums, and if not timely paid, shall bear a late charge (to the extent permitted by law), at the rate set forth in Section 3.5 above, from the date of such determination to the date of payment. Lessee, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor, or may compromise or otherwise dispose of the same as Lessee sees fit, all at Lessee's sole cost and expense. Nothing herein shall be construed as indemnifying Lessor against its own grossly negligent, reckless or willful misconduct or against the acts or omissions of any subsequent lessee of the Leased Property in the event of the termination by Lessor of Lessee's right to possession of the Leased Property without termination of the Lease. Lessee's liability for a breach of the provisions of this Article arising during the Term hereof shall survive any termination of this Lease.

3.2 Landlord Defense Obligation.  Solely to the extent that the Prior Operator or Lessee’s insurer does not agree to defend a “Covered Claim” (as hereinafter defined) within ten (10) days after the same is tendered to them in accordance with the provisions of this Section 22.2, Lessor shall defend Lessee, with counsel selected by Lessor and approved by Lessee (such approval not to be unreasonably withheld, delayed, or conditioned) against a Covered Claim brought against Lessee on or before the two (2) year anniversary of the Commencement Date.  Lessee shall timely tender all professional negligence claims, including but not limited to Covered Claims, to its carriers in accordance with all applicable policy requirements.  As used herein, a “Covered Claim” shall mean any tort action brought or being threatened to be brought by or on behalf of a resident of either Facility and arising out of care provided to such resident during the period prior to the Commencement Date; provided, however, to the extent such action alleges claims arising from care provided prior to and after the Commencement Date, Lessor’s liability under this Section 22.2 shall be limited to the claims related to the period prior to the Commencement Date and any defense of the claims related to the period from and after the Commencement Date shall be the sole responsibility of Lessee. Notwithstanding anything in this Lease to the contrary, Lessor’s aggregate maximum liability for the obligations set forth in this Section 22.2 shall not exceed One Hundred Thousand and no/100 Dollars ($100,000) and once Lessor has expended One Hundred Thousand and no/100 Dollars ($100,000) or more in connection with such obligations, it may send notice to Lessee stating that it has expended at least One Hundred Thousand and no/100 Dollars ($100,000) in connection with its obligations under Section 22.2.  Upon delivery of such notice, Lessor shall be relieved of its obligations under this Section 22.2 and Lessor may, at any time thereafter which is more than twenty (20) days after delivery of such notice, terminate the engagement of any attorney it has employed to defend Lessee under this Section 22.2 and, in such event, Lessor shall, upon request of Lessee, but at no cost to Lessor, execute any and all documents as may be necessary to allow Lessee to engage such attorney.  The obligations of Lessor under this Section 22.2 shall be limited to defense obligations and Lessor has not undertaken any indemnity or hold harmless obligations with respect to the Covered Claims or any other matters. For purposes of this Section 22.2, Lessor shall be deemed to have satisfied its defense obligations if its counsel takes action to have Lessee dismissed with prejudice from a Covered Claim.

ARTICLE IV

4.1 Subletting and Assignment.

(a)           Lessee may not assign the Lease or the leasehold or other interest in the Leased Property without Lessor’s prior written consent, which consent may be granted or withheld in Lessor’s sole and absolute discretion.

(b)           Lessee may not sublease or sublet, encumber, appropriate, pledge or otherwise transfer, the Lease or the leasehold or other interest in the Leased Property without Lessor's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that in granting or withholding such consent, Lessor may consider such factors as the proposed sublessee’s creditworthiness, experience, regulatory history and approvals and satisfaction of licensing requirements.  Upon Lessor's written consent, if any (a) in the case of a subletting, the sublessee shall comply with the provisions of Section 23.2, (b) in the case of an assignment (if consented to pursuant to Section 23.1(a) above), the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in a form and substance satisfactory to Lessor, shall be delivered promptly to Lessor, and (d) in case of a subletting, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder.  Nothing hereunder shall preclude Lessor from selling the Leased Property or assigning or transferring its interest hereunder, provided the new owner or assignee expressly assumes Lessor’s obligations under this Lease.  Lessor’s obligation to consent to a subletting is subject any reasonable approval rights of any Property Mortgagee.  Lessor acknowledges that it has approved the form of sublease attached hereto as Exhibit “D” which is the form of sublease to be used should Lessee seek Lessor’s consent to a subleasing of the Leased Property as provided in this Section 23.1(b).  Notwithstanding the foregoing, Lessor’s consent shall not be required for a subletting of any portion of the Leased Property not exceeding 1000 sq. ft. so long as any proposed sublessee and its use is for purposes of providing services related to the care of residents and is within the normal scope of services within the assisted living industry, provided, however, that each sublessee is (i) appropriately licensed, if applicable; (ii) adheres to and is in full compliance with all state and federal regulations governing the proposed use if and to the extent such use is regulated under state and/or federal law; and (iii) provides insurance in full compliance with California state law and regulations.

23.2           Attornment.  Lessee shall insert in a sublease permitted under Section 21.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder at Lessor’s option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (c) in the event the sublessee receives a written Notice from Lessor or Lessor’s assignees, if any, stating that Lessee is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct.  All rents received from the sublessee by Lessor or Lessor’s assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.

23.3           Sublease Limitation.  Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis, such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the sublessee, or (ii) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.  Nothing in this Lease shall prohibit Lessee from entering into agreements with residents of the Leased Property in the ordinary course of business, which agreements shall not be subject to consent of the Lessor.  No such agreement, however, shall run with the Land and all such agreements shall remain subordinated to this Lease.

4.1 Compliance with Mortgage.  Lessee shall, at its cost, comply with all applicable provisions of any Property Mortgage and related loan documents (including, without limitation, the John Hancock Loan Documents), and shall comply with any reasonable request for information (including, without limitation, any financial information that may not be expressly required in this Lease) from any Property Mortgagee.  Lessee shall not be required to comply with any obligations more onerous than the obligations in the John Hancock Loan Documents, but will use good faith efforts to cooperate with any reasonable Property Mortgagee requests.  Further, Lessor shall reimburse Lessee for any reasonable costs and expenses (including, but not limited to, attorneys fees) incurred by Lessee in complying with any request for information from any lender contemplating entering into any such Property Mortgage or related loan documents after the Commencement Date, except to the extent that such requested information or act is in compliance with existing obligations of Lessee under this Lease, or in negotiating any amendments to the Lease required by, or any loan documents to which Lessee would be a party with, any such proposed lender.

4.1 Lessor's Right to Inspect; Officer’s Certificates; Books and Records; Financial Covenants.

 Lessor’s Right to Inspect.  Lessee shall permit Lessor and its authorized representatives to inspect the Leased Property as well as Lessee’s books and records on reasonable notice (twenty-four (24) hours prior notice shall be deemed reasonable) during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee or any Legal Requirements or Insurance Requirements.

 Officer’s Certificates.  From time-to-time upon not less than ten (10) days Notice by Lessor and not more frequently than once per calendar quarter, Lessee will furnish to Lessor a certified written certificate from a duly authorized officer of Lessee certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid and such other information concerning this Lease as may be reasonably requested by Lessor and/or any Property Mortgagee.  Any such certificate furnished, whether pursuant to this Section 24.2 or some other provision in this Lease, may be relied upon by Lessor, any prospective purchaser of the Leased Property and Property Mortgagee.

 Books and Records.  In addition to all other obligations to provide financial information contained elsewhere in this Lease including, without limitation, Section 33.19, Lessee will furnish the following to Lessor:

(a)           Lessee shall keep adequate books and records of account with respect to the Leased Property and each Facility in accordance with generally accepted accounting principles (“GAAP”), or in accordance with other methods elected by Lessee from time to time and reasonably acceptable to Lessor (such as GAAP or the tax basis method of accounting, consistently applied) and Lessee shall furnish to Lessor: (i) quarterly operating statements of each Facility (the “Periodic Operating Statements”) detailing the revenues received, the expenses incurred and the net operating income for that quarter and containing appropriate year to date information, the Periodic Operating Statements to be provided within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year and within ninety (90) days after the end of the fourth fiscal quarter of each Fiscal Year; and (ii) an annual operating statement of each Facility (the “Annual Operating Statement”) detailing the total revenues received, total expenses incurred, and total net operating income, the Annual Operating Statement to be provided within ninety (90) days after the close of each Fiscal Year of the Lessee.

(b)           In addition to the financial reports specified in the preceding paragraph, Lessee also shall deliver occupancy reports listing the number of units, the percentage of occupancy, and the gross revenue from residents (the “Occupancy Information”), prepared and certified by Lessee to Lessor (and upon request any Property Mortgagee) as true and correct, such Occupancy Information to be provided on a quarterly basis, within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year and within ninety (90) days after the end of the fourth fiscal quarter of each Fiscal Year.

(c)           Notwithstanding the foregoing. Lessor shall have the option, which may be exercised by written notice to Lessee, to require Lessee to furnish the Periodic Operating Statements and the Occupancy Information on a monthly basis (within thirty (30) days after the end of each calendar month) for a period of twelve successive calendar months, commencing with the first full calendar month following the date of such notice.

(d)           To the extent that Lessee, or any Controlling Entity of Lessee, is required by any regulatory agency to file financial statements or reports, within ten (10) days of such filing, Lessee shall deliver to Lessor a copy of any such filing(s) and report(s).  To the extent prepared, Lessee shall also provide to Lessor on an annual basis, copies of such financial statements and/or reports and/or filings (whether audited or unaudited, depending on the practice of such entities) prepared by any Controlling Entity.

(e)           Lessee shall provide to Lessor (i) quarterly operating statements (unaudited) of Lessee, detailing the revenues received, the expenses incurred and the net operating income for that quarter and containing appropriate year to date information, to be provided within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year and within ninety (90) days after the end of the fourth fiscal quarter of each Fiscal Year; and (ii) an annual operating statement (audited) of Lessee, detailing the total revenues received, total expenses incurred, and total net operating income, to be provided within ninety (90) days after the close of each Fiscal Year of the Lessee.

Whether or not expressly stated elsewhere above in this Section 24.3, all information, reports, filings, etc. provided by Lessee to Lessor under this Section 24.3 shall be (i) prepared in accordance with GAAP, and (ii) accompanied with a written certificate from a duly authorized officer of Lessee certifying that to the best knowledge of the officer executing such certificate, all accompanying information is true and complete.  In addition to all of the items expressly identified and required elsewhere in this Section 24.3 (or elsewhere in this Lease), Lessee shall promptly comply with any request by Lessor or any Property Mortgagee for the production of additional financial information (whether relating to Lessee, or a Controlling Entity of Lessee) as may deemed relevant or prudent by Lessor and/or any Property Mortgagee.

 Financial Covenants.  Commencing on January 1, 2012, Lessee shall maintain a rent coverage ratio, of (a) annualized EBITDARM (Earnings Before Interest, Taxes, Depreciation, Amortization, Rent and Management Fee) based on the immediately preceding six (6) months, minus (i) an assumed management fee equal to five percent (5%) of the annualized gross revenue based on the revenue generated during the same six (6) month period and (ii) the $400 per unit capital reserve allowance to (b) twice the Minimum Rent for the immediately preceding six (6) months, which shall be greater or equal to 1.15:1.0.  If during the Term the rent coverage ratio identified above falls below 1.15:1.0 for two consecutive quarters, then Lessee shall be required to provide a Security Deposit to Lessor as described in Article XXXV.  By providing the Security Deposit to Lessor, Lessee shall be deemed to have cured any default arising out of Lessee’s failure to maintain the rent coverage ratio and Lessor shall have no other rights or remedies against Lessee related to such rent coverage ratio.  The Security Deposit shall be released to Lessee whenever the rent coverage ratio is 1:15:1:0 or higher for four (4) consecutive quarters.

Starting with the quarter ending March 31, 2012, Lessee will furnish to Lessor a written certificate from a duly authorized officer of Lessee within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year and within ninety (90) days after the end of the fourth fiscal quarter of each Fiscal Year certifying that Lessee is in compliance with this Section 25.1.4.

4.1 No Waiver.  The waiver by Lessor or Lessee of any term, covenant or condition in this Lease shall not be deemed to be a waiver of any other term, covenant or condition or any subsequent waiver of the same or any other term, covenant or condition contained in this Lease.  The subsequent acceptance of Rent hereunder by Lessor or any payment by Lessee shall not be deemed to be a waiver of any preceding default of any term, covenant or condition of this Lease, other than the failure to pay the particular amount so received and accepted, regardless of the knowledge of any preceding default at the time of the receipt or acceptance.

4.1 Remedies Cumulative.  To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

Acceptance of Surrender.  No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

No Merger of Title.  There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or pay interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

Conveyance by Lessor.  If Lessor or any successor Lessor of the Leased Property shall convey the Leased Property or assign its interest herein in accordance with the terms hereof other than as security for a debt, Lessor or such successor Lessor, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new Lessor, provided the new Lessor has agreed in writing for the benefit of Lessee to be bound by all of the terms and conditions hereof.

Quiet Enjoyment.  So long as Lessee shall pay all Rent as the same becomes due and shall comply with all of the terms of this Lease and perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all covenants, conditions, restrictions, easements and all other matters affecting title, whether or not of record, the conditions and limitations expressly set forth herein, and any and all matters created by or known to Lessee, and further subject to any Property Mortgage (and related loan documents), including, without limitation, the John Hancock Loan Documents.

Notices.  All notices, demands, requests, consents, approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing and served upon the party being served either by (i) personal delivery, (ii) registered or certified mail, return receipt requested and postage prepaid, (iii) overnight delivery service, or (iv) facsimile transmission addressed to the respective parties, as follows:

If to Lessor:                                BV Holding-LTC, Inc.
31365 Oak Crest Drive, Suite 200
Westlake Village, California  91361
Attn:  Chief Executive Officer
Telephone:                                805-981-8660
Facsimile:                                805-981-8663

If to Lessee:                                   Emeritus Corporation
3131 Elliott Avenue #500
Seattle, Washington  98121
Attn:  Eric Mendelsohn
Senior VP Corporate Development
Telephone:                                206-301-4493
Facsimile:                                206-357-7388

with a copy to:                                The Nathanson Group PLLC
One Union Square
600 University Street, Suite 2000
Seattle, Washington  98101-1195
Attn:  Randi S. Nathanson
Telephone:                                206-623-6239
Facsimile:                                206-623-1738

or to such other address or person as either party may hereafter designate by a Notice pursuant to this Section. In all instances, Notice shall be deemed effective upon proof of receipt (in the case of Notice via facsimile, proof of receipt shall be established by electronic confirmation of a successful transmission).

Lessor May Grant Liens.  Lessor may, subject to the terms and conditions set forth above in Section 24.1 and in this Section 33.1 below, from time to time, directly or indirectly, create or otherwise cause to exist any lien or encumbrance (including a Property Mortgage) or any other change of title (“Encumbrance”) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing.  Upon the reasonable request of Lessor, Lessee shall subordinate this Lease to the lien of a new mortgage on the Leased Property, on the condition that the proposed mortgagee executes a non-disturbance agreement recognizing this Lease and agreeing, on customary and commercially reasonable terms and conditions, for itself and its successors and assigns, to comply with the provisions of this Article XXXII. Lessee shall subordinate its interest to any such Encumbrance, provided, however, that such future Encumbrance shall provide that it is subject to the rights of Lessee under this Lease and that it will enter into a nondisturbance agreement or customary and commercially reasonable terms and conditions upon a foreclosure sale or transfer in lieu thereof; provided, however, that any such purchaser or transferee shall take title subject to Lessee's rights hereunder, and provided further that any holder of an Encumbrance shall (a) give Lessee the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such mortgage or any sale in foreclosure under such mortgage, (b) permit Lessee to cure any such default on Lessor's behalf within any applicable cure period, and Lessee shall be reimbursed by Lessor or shall be entitled to offset against Rent payments next accruing or coming due for any and all costs incurred in effecting such cure, including without limitation out-of-pocket costs incurred to effect any such cure (including reasonable attorneys' fees), and (c) permit Lessee to appear and to bid at any sale in foreclosure made with respect to any such mortgage.

Attornment.  If Lessor’s interest in the Leased Property is sold or conveyed upon the exercise of any remedy provided for in any Encumbrance, or otherwise by operation of law: (i) at the new owner’s option, Lessee shall attorn to and recognize the new owner as Lessee’s lessor under this Lease, in which case this Lease shall automatically become a new lease between Lessee and the new owner upon all of the terms and conditions hereof, or enter into a new lease in the exact form and substance of this Lease with the new owner, and Lessee shall take such actions to confirm the foregoing within ten (10) days after request; and (ii) the new owner (other than any new owner or other entity which is an Affiliate of Lessor) shall not be (a) liable for any act or omission of Lessor under this Lease occurring prior to such sale or conveyance, or (b) subject to any offset, abatement or reduction of rent because of any default of Lessor under this Lease occurring prior to such sale or conveyance (other than for any security deposit or other rent payments paid by impounds to the extent such new owner actually receives the foregoing sums).

Lessee’s Right to Cure.  Subject to the provisions of Section 33.4, if Lessor breaches any covenant to be performed by it under this Lease, Lessee, after Notice to and demand upon Lessor, without waiving or releasing any obligation hereunder, and in addition to any other remedies available to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor.  All sums so paid by Lessee and all costs and expenses (including, without limitation, reasonable attorneys’ fees) so incurred, together with interest thereon from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand, but may not be offset by Lessee against payments of Rent hereunder.

Breach by Lessor.  It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed, and such failure shall continue for a period of thirty (30) days, after written Notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessor, within said thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay.

Options to Extend.  Provided there exists no uncured defaults under this Lease at the time Lessee exercises any option to extend (in accordance with this

Article XXXIV), Lessee will have the right to extend this Lease for two (2) periods of five (5) years each (each such additional term shall be referred to herein as an “Extended Term”), commencing immediately following the end of the Initial Term or the immediately preceding Extended Term, as the case may be.  The Lease during any Extended Term shall be on the same terms and conditions as during the Initial Term, except that the Minimum Rent shall be determined as set forth in Section 34.2 and Section 34.3 below.  In the event Lessee desires to exercise any option to extend granted in this Article XXXIV, Lessee shall give Lessor a non-rescindable written notice (“Notice to Extend”) not more than three hundred sixty (360) days prior and not less than two hundred seventy (270) days prior to the expiration of the Initial Term or the immediately preceding Extended Term, as the case may be.  If Lessee fails to give Lessor any such notice, then such option to extend and all future options to extend granted in this Article XXXIV shall be null and void and of no further force or effect.

Minimum Rent During First Extended Term.  The Minimum Rent at the commencement of the first year of the first Extended Term shall increase by three percent (3%) over the final Minimum Rent due in the last year of the Initial Term.  Minimum Rent shall thereafter escalate annually as provided in Section 3.1(c).

Minimum Rent During Second Extended Term.  The Minimum Rent at the commencement of the first year of the second Extended Term shall be increased by three percent (3%) over the final Minimum Rent due during the last year of the first Extended Term.  Minimum Rent shall thereafter escalate annually as provided in Section 3.1(c).

Security Deposit.  If required pursuant to Section 25.1.4 and upon Lessor’s demand therefor, Lessee shall pay to Lessor a security in the Required Amount (defined below) (the “Security Deposit”), in cash (“Cash Security Deposit”) or Letter of Credit (as defined below) at Lessor’s option.

Cash Security Deposit.  Once any Cash Security Deposit is funded as provided in Section 35.1 above, if Lessee fails to pay Minimum Rent, Additional Rent, or other charges due hereunder or otherwise defaults with respect to any provision of this Lease, Lessor may use, apply or retain all or any portion of the Cash Security Deposit for the payment of any Rent or other charge in default or for the payment of any other sum to which Lessor may become obligated by reason of Lessee’s default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby.  If Lessor so uses or applies all or any portion of the Cash Security Deposit, Lessee shall, within five (5) days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the Cash Security Deposit to the then full amount of the Cash Security Deposit.  Lessor shall not be required to keep the Cash Security Deposit separate from its general accounts.  If not previously returned to Lessee as provided in Section 35.8 below, within sixty (60) days of the expiration of the Term or earlier termination of the Term hereof, Lessor shall return to Lessee the full amount of the Cash Security Deposit.  No trust relationship is created herein between Lessor and Lessee with respect to the Security Deposit.

Letter of Credit.  If required by Lessor as provided in Section 35.1 above, Lessee shall deliver to Lessor an unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”), in an amount equal to the Required Amount (defined in Section 35.7 below) and satisfying the requirements set forth in Section 35.4 below and Lessor shall return the Cash Security Deposit to Lessee.  The Letter of Credit shall secure Lessee’s obligations under this Lease.  Accordingly, upon the occurrence or existence of any Draw Event (defined in Section 35.5 below), Lessor may draw upon the Letter of Credit and use the proceeds of such draw (the “Draw Proceeds”) for the payment of Rent, for the repair of damage to the Leased Property, for the payment of any other amount which Lessor may spend or become obliged to spend by reason of Lessee’s default, and/or to compensate Lessor for any other loss or damage (including, without limitation, damages under California Civil Code Section 1951.2 or any successor or similar statute) which Lessor may suffer by reason of Lessee’s Default, to the fullest extent permitted by law.  Lessee acknowledges and agrees that the Letter of Credit represents the contractual commitment of the issuer of the Letter of Credit (the “Issuer”) to answer for Lessee’s failure to timely and fully discharge or otherwise satisfy Lessee’s liabilities and obligations under this Lease, and that the Draw Proceeds represent funds of Issuer paid to Lessor in accordance with such contractual commitment.  Lessee shall not have any right to mortgage, assign or encumber any interest in the Letter of Credit without the prior written consent of Lessor, which may be withheld in Lessor’s sole and absolute discretion.  Lessor shall have the right to transfer or mortgage its interest in this Lease to any party and in such event, it shall have the right to concurrently transfer or assign its interest in the Letter of Credit.

Issuer; Terms of Letter of Credit.  The Issuer of the Letter of Credit shall be a federally chartered banking institution reasonably acceptable to Lessor, allowing the Letter of Credit to be presented to and paid by such office pursuant to procedures reasonably acceptable to Lessor.  The Letter of Credit shall (i) be a stand-by, at-sight, irrevocable letter of credit; (ii) be payable to Lessor or Lessor’s assignees (any of the foregoing, the “Beneficiary”); (iii) require that any draw on the Letter of Credit shall be made upon receipt by the Issuer of only a letter signed by an authorized representative of the Beneficiary certifying that the Beneficiary is entitled to draw on the Letter of Credit and specifying the Draw Event; (iv) allow partial draws; (v) be issued for a term of no less than one (1) year with an automatic renewal for at least an additional one (1) year unless the Issuer gives the Beneficiary written notice of non-renewal at least thirty (30) calendar days prior to the expiry date of the Letter of Credit; (vi) provide that the Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits as in effect as of the date of the Letter of Credit; and (vii) be substantially in the form of Exhibit ”E” hereto.  Lessee shall, at its expense, keep the Letter of Credit in full force and effect until the thirtieth (30th) day after the Termination Date or other termination date of this Lease, except that if this Lease is terminated due to an Event of Default by Lessee, then Lessee shall keep the Letter of Credit in effect until sixty (60) calendar days after a final, non-appealable judgment is entered which establishes Lessee’s liability to Lessor for breach of this Lease.

Draw Event.  At any time after a Draw Event occurs, the Beneficiary may present its written demand to Issuer for payment of a portion of the amount of the Letter of Credit as is required to compensate Lessor for damages incurred, with subsequent demands at the Beneficiary’s sole election as Lessor incurs further damages and the Draw Proceeds so obtained may be applied to the extent required to compensate Lessor for damages incurred, or to reimburse Lessor as provided herein, in connection with any such default or other Draw Event, and any remaining Draw Proceeds shall be retained by the Beneficiary to secure the performance of Lessee’s obligations under this Lease.  A “Draw Event” shall mean any of the following:  (i) an Event of Default by Lessee (after the expiration of any notice and cure period) under this Lease; (ii) Lessee is the subject of an Insolvency Proceeding (as defined below); (iii) this Lease is terminated by Lessor due to an Event of Default by Lessee; (iv) the Letter of Credit is not replaced with another Letter of Credit meeting the requirements of this Article XXXIII from an Issuer approved by Lessor at least thirty (30) calendar days prior to the expiration date of the Letter of Credit then held by Lessor.  As used herein, an “Insolvency Proceeding” shall mean the occurrence of any of the following events:  Lessee (a) makes an assignment for the benefit of creditors; (b) is adjudicated as insolvent; (c) files a petition (or files an answer admitting the material allegations of a petition) under any state or federal bankruptcy or other laws affecting creditors’ rights; (d) fails, within ninety (90) calendar days after the commencement of proceedings for relief under any state or federal bankruptcy or other laws affecting creditors’ rights, to have such proceedings dismissed; (e) has all or substantially all of its assets subject to judicial seizure or attachment and such seizure or attachment is not released within ninety (90) calendar days; (f) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets; or (g) fails within ninety (90) calendar days after the appointment of such a trustee, receiver or liquidator to have such appointment vacated.

Replenishment Following Draw.  If Lessor or the Beneficiary uses any Draw Proceeds to cure any default by Lessee hereunder and/or for any other reason permitted or contemplated by this Article XXXIII, Lessee shall provide a replacement Letter of Credit in the Required Amount, and otherwise meeting the requirements of this Article XXXIII, within fifteen (15) calendar days of notice from Lessor or the Beneficiary, and Lessee’s failure to do so shall be an Event of Default hereunder.  Upon providing the replacement Letter of Credit in the Required Amount and otherwise meeting the requirements of this Article XXXIII, Lessor shall concurrently surrender the original or then current Letter of Credit to Lessee, and provided there is no other Event of Default by Lessee, any unused Draw Proceeds.

Required Amount.  The term “Required Amount” shall mean an amount equal to three (3) times the monthly Minimum Rent due under this Lease, as adjusted annually.

Return of Security Deposit.  The Security Deposit shall be released to Lessee whenever Lessee satisfies the rent coverage ratios set forth in Section 25.1.4 for four (4) consecutive calendar quarters.

Miscellaneous.

Survival of Obligations.  Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination.

Late Charges; Interest. If any interest rate provided for in any provision of this Lease is based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.

Transfer of Obligations.  Upon the expiration or earlier termination of the Term, Lessee shall use its best efforts to transfer to Lessor or Lessor's nominee (or to cooperate with Lessor or Lessor's nominee in connection with the processing by Lessor or Lessor's nominee of any applications for) all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities which may be necessary for the operation of each Facility; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor's nominee; and provided further that Lessor agrees within forty-five (45) days after the expiration or earlier termination of the Lease to change the name of the Facility so that it will not include the word “Emeritus”, or any variation thereof.

Addendum, Amendments and Exhibits. All addenda, amendments and exhibits attached to this Lease are hereby incorporated in this Lease and made a part of this Lease.

Headings.  The headings and paragraph titles in this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

Time.  Time is of the essence of this Lease and each and all of its provisions.

Applicable Law.  This Lease shall be governed by and construed in accordance with the laws of the State of California, but not including its conflicts of laws rules; thus the law that will apply is the law applicable to a transaction solely within the State of California.

Successors and Assigns.  The covenants and conditions contained in this Lease shall, subject to the provisions regarding conveyance by Lessor (Article XXX), apply to and bind the heirs, successor, executor, administrators and assigns of Lessor and Lessee.

Limits of Lessor’s Liability.  Lessee specifically agrees to look solely to Lessor’s interest in the Leased Property for recovery of any judgment against Lessor relating to this Lease, it being specifically agreed that no constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or the payment of any monetary obligation to Lessee.  The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor or Lessor’s successors in interest, or any action not involving the personal liability of Lessor (original or successor).  Additionally, Lessor shall be exonerated from any further liability under this Lease upon Lessor’s transfer or other divestiture of its ownership of the Leased Property, provided that the assignee or grantee shall expressly assume in writing the obligations of Lessor hereunder.  Furthermore, in no event shall Lessor (original or successor) ever be liable to Lessee for any indirect or consequential damages suffered by Lessee from whatever cause.

Prior and Future Agreements.  This Lease contains the entire agreement of Lessor and Lessee with respect to the subject matter covered or mentioned in this Lease, and no prior or contemporaneous agreements or understanding pertaining to any such matters shall be effective for any purpose.  No provision of this Lease may be amended or supplemented except by an agreement in writing signed by both Lessor and Lessee or their respective successor in interest.  This Lease shall not be effective or binding on any party until fully executed by both Lessor and Lessee.

Partial Invalidity.  Any provision of this Lease which shall be held by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term of this Lease, and such other provision or terms shall remain in full force and effect.

Attorneys Fees.  In the event of any action or proceeding brought by one party against the other under this Lease, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in such action or proceeding from the other party, including all attorneys, fees incurred in connection with any appeals, and any post-judgment attorneys' fees incurred in efforts to collect on any judgment.

Authority of Lessor and Lessee.  Subject, in the case of Lessee, to the satisfaction of the Lessee’s Board Condition, and in the case of Lessor, to the Lessor’s Lender Condition, Lessor and Lessee each hereby represent and warrant that the individuals signing on its behalf are duly authorized to execute and deliver this Lease in their respective capacities, and that this Lease is binding upon the entity for which it has been executed.

Relationship of the Parties.  Nothing contained in this Lease shall be deemed or construed by Lessor or Lessee, nor by any third party, as creating the relationship of principal and agent or a partnership, or a joint venture by Lessor or Lessee, it being understood and agreed that no provision contained in this Lease nor any acts of Lessor and Lessee shall be deemed to create any relationship other than the relationship of landlord and tenant.

Counterparts; Signatures by Facsimile.  This Lease may be executed in one or more separate counterparts, each of which, once they are executed, shall be deemed to be an original. Such counterparts shall be and constitute one and the same instrument.   The parties may accept and rely upon signatures delivered via facsimile.

Brokers.  Lessor and Lessee each warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and it knows of no real estate broker or agent who is entitled to a commission in connection with this Lease. Lessor and Lessee hereby agree to indemnify the other and to hold the other harmless from and against any and all costs, expenses, claims, damages, suits, including attorneys' fees, in any way resulting from claims or demands for commissions or other compensation from any real estate brokers claiming through such party with respect to this Lease.

Memorandum of Lease.  Lessor and Lessee agree to execute and deliver a Memorandum of Lease which may be recorded in the Official Records of each of the counties where the Properties are located.

Tax Treatment.  Lessor and Lessee each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes.  For Federal income tax purposes each shall report this Lease as a true lease with Lessor as the owner of the Leased Property and Lessee as the lessee of such Leased Property including: (i) treating Lessor as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Code with respect to the Leased Property, (ii) Lessee reporting its Minimum Rent payments as rent expense under Section 162 of the Code, and (iii) Lessor reporting the Minimum Rent payments as rental income.  For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Lessor or Lessee as to the actual treatment of this transaction for state law purposes and for federal law purposes.

Lessor’s Rights. Nothing in this Lease, including any rights of Lessor to inspect the Leased Property or gain access to any of the Lessee’s information, shall constitute or be deemed to constitute any duty or agreement on the part of the Lessor to provide for the safety and well being of any resident of the Leased Property, which shall be the sole and exclusive responsibility of the Lessee.  Lessor’s rights of inspection granted pursuant to this Lease shall be limited to inspecting the physical condition of the Leased Property and undertaking such other inspections to ensure compliance by the Lessee with all of the covenants set forth in this Lease.

Joint and Several.  If either Lessor or Lessee is comprised of more than one person or entity, then all such persons and/or entities comprising Lessor or Lessee, respectively, shall be jointly and severally liable hereunder.

Condition on Termination.  Upon any termination of the Lease or any abandonment for whatever reason by Lessee of the Leased Property, Lessee shall deliver up to Lessor the Leased Property in a neat and clean condition and in as good a condition as existed at the date of Lessee’s possession and occupancy pursuant to this Lease, ordinary wear and tear excepted.

Lessor Estoppel Certificates; Lessee’s Obligations Independent.  Upon reasonable request (and in connection with Lessee’s efforts to obtain financing), Lessor shall deliver to Lessee a certificate in form and substance to be determined solely by Lessor (but containing fundamentally the same information as is required of Lessee pursuant to Section 23.2 above) which can be relied upon by the party to whom the certificate is delivered.  Any breach, or alleged breach, by Lessor of the foregoing covenant (or any other covenant to be performed by Lessor under this Lease) shall not entitle Lessee to any right of offset or provide an excuse for non-performance by Lessee of its obligations under this Lease, all of which shall continue and survive irrespective and independent of any such breach or alleged breach by Lessor.  To the extent permitted by law, Lessee hereby waives any and all rights of offset and other “self-help” remedies available at law or in equity.

Acknowledgement Regarding Consulting Legal and Financial Counsel.  LESSEE ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL AND FINANCIAL COUNSEL PRIOR TO THE EXECUTION OF THIS DOCUMENT AND, IN THE EVENT IT HAS OBTAINED SUCH COUNSEL, IS DETERMINED, BASED ON THE INFORMATION OBTAINED, TO PROCEED WITH THE TRANSACTION.

John Hancock Loan Documents.

Compliance with Loan Documents.  Lessor is the Debtor under certain indebtedness evidenced by certain promissory notes, mortgages, and related documents and instruments (the “John Hancock Loan Documents”), some of which are more particularly described on Schedule 36.2.1 attached hereto.  Without limiting any of Lessee’s obligations set forth in this Lease, Lessee shall comply with any and all requirements under the John Hancock Loan Documents.  Lessee has received and reviewed copies of the John Hancock Loan Documents and is familiar with all of the terms, covenants, conditions, requirements, etc. contained therein.

Insurance Requirements.  Without limiting the foregoing, Lessee shall comply with and carry all insurance required under the John Hancock Loan Documents.  For convenience only, a copy of the current insurance requirements set forth in the John Hancock Loan Documents are attached hereto on Schedule 36.2.2.

Financial Reporting Requirements.  Without limiting the foregoing, Lessee shall comply with any and all financial reporting requirements set forth in the John Hancock Loan Documents.  For convenience only, the current financial reporting requirements set forth in the John Hancock Loan Documents are attached hereto on Schedule 36.2.3.

Impound Account.  Without limiting the foregoing, Lessee shall comply with any and all monetary covenants under the John Hancock Loan Documents, including without limitation, the obligation to pay monthly into an impound account for taxes, all as set forth in greater detail in the John Hancock Loan Documents (“Impound Account”).  Lessee shall pay to Lessor monthly an amount to be designated by Lessee which Lessor shall use to satisfy the obligations relating to the Impound Account.  Within sixty (60) days after the end of each calendar year, Lessor shall reconcile such amounts received from Lessee with the amounts actually necessary to satisfy the Impound Account requirements, and, so long as Lessee is not then in default, return to Lessee any unused portion over and above the actual amounts required (and, conversely, Lessee shall pay to Lessor upon demand any shortfall).

WHEREFORE, each of the parties has accepted and agreed by affixing their respective authorized signatures below as of the date first above written.

“LESSOR”	BV HOLDING-LTC, INC., a Delaware corporation

By: /s/ Clint Malin
Name: Clint Malin
Title: Vice President & Chief Investment Officer

“LESSEE”	EMERITUS CORPORATION, a Washington corporation

By: /s/ Eric Mendelsohn
Name: Eric Mendelsohn
Title: SVP Corporate Developement